                                                                    EXHIBIT 10.1

                           MASTER SEPARATION AGREEMENT

                                      AMONG

                                TRANSOCEAN INC.,

                            TRANSOCEAN HOLDINGS INC.

                                       AND

                                      TODCO

                                TABLE OF CONTENTS


ARTICLE I DEFINITIONS.............................................................................................2

         1.1        Action........................................................................................2
         1.2        Adjusted Working Capital......................................................................2
         1.3        Affiliates....................................................................................2
         1.4        Ancillary Agreements..........................................................................2
         1.5        Applicable Deadline...........................................................................2
         1.6        Appropriate Member of the TODCO Group.........................................................2
         1.7        Appropriate Member of the Transocean Group....................................................2
         1.8        Arbitration Act...............................................................................2
         1.9        Arbitration Demand Date.......................................................................2
         1.10       Arbitration Demand Notice.....................................................................2
         1.11       Business Day..................................................................................3
         1.12       Closing Adjusted Working Capital..............................................................3
         1.13       Closing Working Capital Statement.............................................................3
         1.14       Code..........................................................................................3
         1.15       Commission....................................................................................3
         1.16       Conditional Insurance Notice..................................................................3
         1.17       Confidential Information......................................................................3
         1.18       Contract......................................................................................3
         1.19       D&O Claims....................................................................................3
         1.20       D&O Policy....................................................................................3
         1.21       Devco Business................................................................................3
         1.22       Disputed WC Amount............................................................................3
         1.23       Distribution..................................................................................3
         1.24       Distribution Date.............................................................................3
         1.25       Dormant Subsidiaries..........................................................................3
         1.26       Energy Virtual Partners.......................................................................3
         1.27       Escalation Notice.............................................................................3
         1.28       Excess Director Number........................................................................4
         1.29       Exchange Act..................................................................................4
         1.30       Exchange Date.................................................................................4
         1.31       Final Order...................................................................................4
         1.32       GAAP..........................................................................................4
         1.33       Governmental Approvals........................................................................4
         1.34       Governmental Authority........................................................................4
         1.35       Group.........................................................................................4
         1.36       Indebtedness..................................................................................4
         1.37       Indemnifiable Loss............................................................................4
         1.38       Indemnification Payment.......................................................................5
         1.39       Indemnifying Party............................................................................5
         1.40       Indemnitee....................................................................................5
         1.41       Information...................................................................................5
         1.42       Insurance Continuation Notice.................................................................5
         1.43       Insurance Policies............................................................................5
         1.44       Insurance Premium Amount......................................................................5

         1.45       Insurance Proceeds............................................................................5
         1.46       Intellectual Property Rights..................................................................5
         1.47       Intercompany Agreement........................................................................6
         1.48       Intercompany Payables.........................................................................6
         1.49       Intercompany Receivables......................................................................6
         1.50       IPO...........................................................................................6
         1.51       IPO Closing Date..............................................................................6
         1.52       IPO Prospectus................................................................................6
         1.53       IPO Registration Statement....................................................................6
         1.54       Issuance Event................................................................................6
         1.55       Issuance Event Date...........................................................................6
         1.56       Joint Claims..................................................................................6
         1.57       Law...........................................................................................6
         1.58       Liabilities...................................................................................6
         1.59       Licensed Intellectual Property................................................................7
         1.60       Licensed Marks................................................................................7
         1.61       Losses........................................................................................7
         1.62       Market Price..................................................................................7
         1.63       Marks.........................................................................................7
         1.64       North American Turnkey Business...............................................................7
         1.65       Notice of Disagreement........................................................................7
         1.66       NYSE..........................................................................................7
         1.67       Ownership Percentage..........................................................................7
         1.68       Person........................................................................................8
         1.69       Prior Transfer................................................................................8
         1.70       Privilege.....................................................................................8
         1.71       Privileged Information........................................................................8
         1.72       Reduced Ownership Date........................................................................8
         1.73       Registration Rights Agreement.................................................................8
         1.74       Revolver......................................................................................8
         1.75       Securities Act................................................................................8
         1.76       Separation....................................................................................8
         1.77       Shared Contracts..............................................................................8
         1.78       Subscription Right............................................................................9
         1.79       Subscription Right Notice.....................................................................9
         1.80       Subsidiary....................................................................................9
         1.81       Taxes.........................................................................................9
         1.82       Tax Sharing Agreement.........................................................................9
         1.83       Tax Returns...................................................................................9
         1.84       Third Party Claim.............................................................................9
         1.85       TODCO Auditors................................................................................9
         1.86       TODCO Books and Records.......................................................................9
         1.87       TODCO Business................................................................................9
         1.88       TODCO Class A Common Stock...................................................................12
         1.89       TODCO Class B Common Stock...................................................................12
         1.90       TODCO Common Stock...........................................................................12
         1.91       TODCO Debt Obligations.......................................................................12
         1.92       TODCO Excluded Liabilities...................................................................12


         1.93       TODCO Group..................................................................................12
         1.94       TODCO Guarantees.............................................................................13
         1.95       TODCO Indemnitees............................................................................13
         1.96       TODCO Liabilities............................................................................13
         1.97       TODCO Non-Voting Stock.......................................................................14
         1.98       TODCO Pro Forma Balance Sheet................................................................14
         1.99       TODCO Rights Plan............................................................................14
         1.100      TODCO Stock..................................................................................15
         1.101      TODCO Voting Stock...........................................................................15
         1.102      Transocean Auditors..........................................................................15
         1.103      Transocean Books and Records.................................................................15
         1.104      Transocean Business..........................................................................15
         1.105      Transocean Group.............................................................................15
         1.106      Transocean Indemnitees.......................................................................15
         1.107      Transocean Transferee........................................................................15
         1.108      Underwriters.................................................................................15
         1.109      Underwriting Agreement.......................................................................15
         1.110      Undisputed WC Amount.........................................................................15
         1.111      Voting Percentage............................................................................15
         1.112      Working Capital Requirement..................................................................16

ARTICLE II SEPARATION AND RELATED TRANSACTIONS...................................................................16

         2.1        Separation...................................................................................16
         2.2        Office Equipment and Furnishings.............................................................16
         2.3        Intellectual Property........................................................................16
         2.4        Instruments of Transfer and Assumption.......................................................17
         2.5        No Representations or Warranties.............................................................18
         2.6        Agreements...................................................................................18
         2.7        Transfers Not Effected Prior to the Exchange Date............................................19
         2.8        Additional Transfers of Assets...............................................................20
         2.9        Working Capital..............................................................................20

ARTICLE III MUTUAL RELEASES; INDEMNIFICATION.....................................................................21

         3.1        Release of Pre-Closing Claims................................................................21
         3.2        Termination of Intercompany Agreements and Assumption of Intercompany Balances...............23
         3.3        Indemnification by TODCO.....................................................................23
         3.4        Indemnification by Transocean Holdings.......................................................24
         3.5        Transocean's Guarantee of Transocean Holdings' Indemnification Obligation....................25
         3.6        Indemnification Obligations Net of Insurance Proceeds........................................25
         3.7        Indemnification Obligations Net of Taxes.....................................................26
         3.8        Procedures for Indemnification of Third Party Claims.........................................26
         3.9        Additional Matters...........................................................................29
         3.10       Contribution.................................................................................30
         3.11       Remedies Cumulative..........................................................................30
         3.12       Survival of Indemnities......................................................................30
         3.13       Indemnification of Directors and Officers....................................................30


ARTICLE IV THE IPO AND ACTIONS PENDING THE IPO...................................................................30

         4.1        Transactions Prior to the IPO................................................................30
         4.2        Cooperation..................................................................................31
         4.3        Conditions Precedent to Consummation of the IPO..............................................31

ARTICLE V CORPORATE GOVERNANCE AND OTHER MATTERS.................................................................32

         5.1        Charter and Bylaws...........................................................................32
         5.2        Rights Plan Amendments.......................................................................32
         5.3        Charter/Bylaw Amendments.....................................................................32
         5.4        TODCO Board Representation...................................................................33
         5.5        Committees...................................................................................35
         5.6        Subscription Right...........................................................................35
         5.7        Tax-Free Spin-Off............................................................................37
         5.8        No Violations................................................................................37
         5.9        Applicability of Rights to Parent in the Event of an Acquisition.............................37
         5.10       Prohibition on Certain Dispositions, Dissolutions and Activities by TODCO....................38
         5.11       Other Matters................................................................................38

ARTICLE VI ARBITRATION; DISPUTE RESOLUTION.......................................................................38

         6.1        Agreement to Arbitrate.......................................................................38
         6.2        Escalation...................................................................................39
         6.3        Demand for Arbitration.......................................................................39
         6.4        Arbitrators..................................................................................40
         6.5        Hearings.....................................................................................41
         6.6        Discovery and Certain Other Matters..........................................................41
         6.7        Certain Additional Matters...................................................................42
         6.8        Continuity of Service and Performance........................................................43
         6.9        Law Governing Arbitration Procedures.........................................................43

ARTICLE VII COVENANTS AND OTHER MATTERS..........................................................................43

         7.1        Other Agreements.............................................................................43
         7.2        Further Instruments..........................................................................43
         7.3        Provision of Corporate Records...............................................................44
         7.4        Agreement For Exchange of Information........................................................44
         7.5        Auditors and Audits; Annual, Quarterly and Monthly Statements and Accounting.................46
         7.6        Audit Rights.................................................................................49
         7.7        Preservation of Legal Privileges.............................................................50
         7.8        Payment of Expenses..........................................................................51
         7.9        Governmental Approvals.......................................................................51
         7.10       Letters of Credit............................................................................52
         7.11       Guarantee Obligations........................................................................52
         7.12       Certain Non-Competition Provisions...........................................................53
         7.13       Confidentiality..............................................................................54
         7.14       Insurance....................................................................................55

ARTICLE VIII MISCELLANEOUS.......................................................................................58

         8.1        Limitation of Liability......................................................................58
         8.2        Entire Agreement.............................................................................58
         8.3        Governing Law................................................................................58
         8.4        Termination..................................................................................59
         8.5        Notices......................................................................................59
         8.6        Counterparts.................................................................................59
         8.7        Binding Effect; Assignment...................................................................59
         8.8        No Third Party Beneficiaries.................................................................59
         8.9        Severability.................................................................................59
         8.10       Failure or Indulgence Not Waiver; Remedies Cumulative........................................60
         8.11       Amendment....................................................................................60
         8.12       Authority....................................................................................60
         8.13       Specific Performance.........................................................................60
         8.14       Construction.................................................................................60
         8.15       Interpretation...............................................................................60
         8.16       Conflicting Agreements.......................................................................61

                           MASTER SEPARATION AGREEMENT

                  THIS MASTER SEPARATION AGREEMENT (this "Agreement") is entered into as of ___________ ___, 2003, among Transocean Inc., a company organized under the laws of the Cayman Islands ("Transocean"), Transocean Holdings Inc., a Delaware corporation ("Transocean Holdings"), and TODCO (formerly named R&B Falcon Corporation), a Delaware corporation ("TODCO"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

                                    RECITALS

                  WHEREAS, TODCO is a direct wholly owned Subsidiary of Transocean Holdings, and Transocean Holdings is a direct wholly owned subsidiary of Transocean; and

                  WHEREAS, the Board of Directors of Transocean has determined that it would be appropriate and desirable for Transocean to separate the TODCO Group from the Transocean Group and, in that connection, for each Group to acquire certain assets from and assume certain Liabilities of the other Group; and

                  WHEREAS, the Board of Directors of each of TODCO and Transocean Holdings has also approved such transactions; and

                  WHEREAS, Transocean, Transocean Holdings and TODCO currently contemplate that TODCO will make an initial public offering ("IPO") of shares of TODCO Class A Common Stock held by Transocean and Transocean Holdings pursuant to a registration statement on Form S-1 filed pursuant to the Securities Act; and

                  WHEREAS, Transocean wishes to retain the flexibility so that if, following the IPO, Transocean's direct and indirect ownership of the voting power of all of the outstanding shares of TODCO Voting Stock is at least 80%, Transocean could distribute to the holders of its ordinary shares (including any distribution in exchange for Transocean ordinary shares or other securities), by means of a distribution or exchange offer, shares of TODCO Voting Stock it then owns in a transaction intended to qualify as a tax-free distribution under
Section 355 of the Code or any corresponding provision of any successor statute; and

                  WHEREAS, the parties intend in this Agreement, including the Exhibits and Schedules hereto, to set forth the principal arrangements between them regarding the separation of the TODCO Group from the Transocean Group, the IPO and any Distribution.

                  NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 ACTION. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

         1.2 ADJUSTED WORKING CAPITAL. "Adjusted Working Capital" means the cash and cash equivalents plus the trade accounts receivable (excluding any trade accounts receivable from any member of the Transocean Group or relating to the Transocean Business) minus the trade accounts payable (excluding any trade accounts payable to any member of the Transocean Group or relating to the Transocean Business), in each case determined in accordance with GAAP and the financial reporting policies and procedures used by TODCO and its Subsidiaries prior to the IPO Closing Date, as reflected in the consolidated financial statements and pro forma information of TODCO and its Subsidiaries included in the IPO Prospectus.

         1.3 AFFILIATES. An "Affiliate" of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For this purpose "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person controlled, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, no member of the TODCO Group shall be deemed an Affiliate of any member of the Transocean Group and no member of the Transocean Group shall be deemed an Affiliate of any member of the TODCO Group.

         1.4 ANCILLARY AGREEMENTS. "Ancillary Agreements" has the meaning set forth in Section 2.6.

         1.5 APPLICABLE DEADLINE. "Applicable Deadline" has the meaning set forth in Section 6.3(b).

         1.6 APPROPRIATE MEMBER OF THE TODCO GROUP. "Appropriate Member of the TODCO Group" has the meaning set forth in Section 3.3.

         1.7 APPROPRIATE MEMBER OF THE TRANSOCEAN GROUP. "Appropriate Member of the Transocean Group" has the meaning set forth in Section 3.4.

         1.8 ARBITRATION ACT. "Arbitration Act" means the United States Arbitration Act, 9 U.S.C. 1-14, as the same may be amended from time to time.

         1.9 ARBITRATION DEMAND DATE. "Arbitration Demand Date" has the meaning set forth in Section 6.3(a).

         1.10 ARBITRATION DEMAND NOTICE. "Arbitration Demand Notice" has the meaning set forth in Section 6.3(a).

         1.11 BUSINESS DAY. "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Texas are authorized or obligated by law or executive order to close.

         1.12 CLOSING ADJUSTED WORKING CAPITAL. "Closing Adjusted Working Capital" has the meaning set forth in Section 2.9(a).

         1.13 CLOSING WORKING CAPITAL STATEMENT. "Closing Working Capital Statement" has the meaning set forth in Section 2.9(b).

         1.14 CODE. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         1.15 COMMISSION. "Commission" means the Securities and Exchange Commission.

         1.16 CONDITIONAL INSURANCE NOTICE. "Conditional Insurance Notice" has the meaning set forth in Section 7.14.

         1.17 CONFIDENTIAL INFORMATION. "Confidential Information" has the meaning set forth in Section 7.13.

         1.18 CONTRACT. "Contract" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

         1.19 D&O CLAIMS. "D&O Claims" means claims under any D&O Policy.

         1.20 D&O POLICY. "D&O Policy" means any Insurance Policy that is a directors and officers liability insurance policy.

         1.21 DEVCO BUSINESS. "Devco Business" has the meaning set forth in
Section 1.88(b).

         1.22 DISPUTED WC AMOUNT. "Disputed WC Amount" has the meaning set forth in Section 2.9(c).

         1.23 DISTRIBUTION. "Distribution" has the meaning set forth in Section 5.7.

         1.24 DISTRIBUTION DATE. "Distribution Date" means the date the Distribution is effective.

         1.25 DORMANT SUBSIDIARIES. "Dormant Subsidiaries" has the meaning set forth in Section 5.10.

         1.26 ENERGY VIRTUAL PARTNERS. "Energy Virtual Partners" has the meaning set forth in Section 1.88(a)(v).

         1.27 ESCALATION NOTICE. "Escalation Notice" has the meaning set forth in Section 6.2(a).

         1.28 EXCESS DIRECTOR NUMBER. "Excess Director Number" has the meaning set forth in Section 5.4(d).

         1.29 EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.30 EXCHANGE DATE. "Exchange Date" means the date on which TODCO issues TODCO Common Stock to Transocean in exchange for (i) all of its remaining outstanding 6.95%, 7.375% and 9.50% notes, if any, held by Transocean and (ii) all amounts, if any, outstanding to Transocean under that Revolving Credit Agreement dated as of April 6, 2001.

         1.31 FINAL ORDER. Unless the context requires otherwise, "Final Order," "Order," "Injunction," "Decree," "Legal Restraint," "Prohibition," "Writ" or other words of similar import shall mean final adjudication by a court or regulatory agency that is no longer subject to rehearing or appeal.

         1.32 GAAP. "GAAP" means generally accepted accounting principles in the United States in effect from time to time.

         1.33 GOVERNMENTAL APPROVALS. "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

         1.34 GOVERNMENTAL AUTHORITY. "Governmental Authority" shall mean any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         1.35 GROUP. "Group" means either of the Transocean Group or the TODCO Group, as the context requires.

         1.36 INDEBTEDNESS. "Indebtedness" of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others,
(h) all capital lease obligations of such Person, and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

         1.37 INDEMNIFIABLE LOSS. "Indemnifiable Loss" has the meaning set forth in Section 3.6(a).

         1.38 INDEMNIFICATION PAYMENT. "Indemnification Payment" means the amount an Indemnifying Party is required to pay to (or for the benefit of) an Indemnitee pursuant to this Agreement.

         1.39 INDEMNIFYING PARTY. "Indemnifying Party" has the meaning set forth in Section 3.6(a).

         1.40 INDEMNITEE. "Indemnitee" shall have the meaning set forth in
Section 3.6(a).

         1.41 INFORMATION. "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

         1.42 INSURANCE CONTINUATION NOTICE. "Insurance Continuation Notice" has the meaning set forth in Section 7.14(c).

         1.43 INSURANCE POLICIES. "Insurance Policies" means the insurance policies (including any agreements related to such policies) set forth in
Schedule 1.43 and any future insurance policies (including any agreements related to such policies) issued to Transocean by any insurance carrier unaffiliated with Transocean pursuant to which one or more members of the TODCO Group (or their respective officers or directors) are insured parties, if Transocean has notified TODCO or a member of TODCO Group in writing that such policy constitutes an "Insurance Policy" within the meaning of this definition.

         1.44 INSURANCE PREMIUM AMOUNT. "Insurance Premium Amount" has the meaning set forth in Section 7.14(b).

         1.45 INSURANCE PROCEEDS. "Insurance Proceeds" means those monies:

                  (a) received by an insured from an insurance carrier; or

                  (b) paid by an insurance carrier on behalf of the insured;

in any such case and net of any out-of-pocket costs or expenses incurred in the collection thereof.

         1.46 INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, trademarks, service marks, patents, copyrights, design rights, rights in know-how, trade secrets and other rights of a similar nature subsisting anywhere in the world, in each case whether registered or unregistered and including all applications for the registration of the same, owned or used by any member of the TODCO Group on or prior to the date of this Agreement.

         1.47 INTERCOMPANY AGREEMENT. "Intercompany Agreement" means any Contract between any entities included within the TODCO Group, on the one hand, and any entities within the Transocean Group, on the other hand, entered into prior to the IPO Closing Date, excluding any Contract to which a Person other than Transocean, TODCO or one of their Subsidiaries is a party.

         1.48 INTERCOMPANY PAYABLES. "Intercompany Payables" has the meaning set forth in Section 3.2.

         1.49 INTERCOMPANY RECEIVABLES. "Intercompany Receivables" has the meaning set forth in Section 3.2.

         1.50 IPO. "IPO" has the meaning set forth in the Recitals.

         1.51 IPO CLOSING DATE. "IPO Closing Date" means the first date on which the proceeds of any sale of TODCO Class A Common Stock to the underwriters in the IPO are received.

         1.52 IPO PROSPECTUS. "IPO Prospectus" means the prospectus included in the IPO Registration Statement, including any prospectus subject to completion, final prospectus or any supplement to or amendment of any of the foregoing.

         1.53 IPO REGISTRATION STATEMENT. "IPO Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-101921) of TODCO filed with the Commission pursuant to the Securities Act of 1933, as amended, registering the shares of TODCO Class A Common Stock to be issued in the IPO, together with all amendments thereto.

         1.54 ISSUANCE EVENT. "Issuance Event" has the meaning set forth in
Section 5.6(c).

         1.55 ISSUANCE EVENT DATE. "Issuance Event Date" has the meaning set forth in Section 5.6(c).

         1.56 JOINT CLAIMS. "Joint Claims" means any claims under any Insurance Policy that (a) the insurance carrier claims or could reasonably be expected to claim relate to a single incident or occurrence and (b) results or could reasonably be expected to result in the payment of Insurance Proceeds to or for the benefit of both one or more members of the Transocean Group and one or more members of the TODCO Group.

         1.57 LAW. "Law" means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Authority.

         1.58 LIABILITIES. "Liabilities" shall mean any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

         1.59 LICENSED INTELLECTUAL PROPERTY. "Licensed Intellectual Property" means all industrial and intellectual property rights, including, without limitation, patents, copyrights, design rights, rights in know-how, trade secrets and other rights of a similar nature (excluding trade marks, service marks, trade names and domain names) subsisting anywhere in the world, in each case whether registered or unregistered, owned by the Transocean Group as of the date of this Agreement and previously used by any member of the TODCO Group for the conduct of the TODCO Business.

         1.60 LICENSED MARKS. "Licensed Marks" means "R&B Falcon Corporation," "R&B Falcon," and "RBF."

         1.61 LOSSES. "Losses" shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages, but excluding (a) punitive damages (other than punitive damages awarded to any third party against an Indemnified Party for which indemnity is owed hereunder) and (b) any reduction in the value of the shares of TODCO Common Stock.

         1.62 MARKET PRICE. "Market Price" of any shares of TODCO Stock on any date means (i) the last sale price during regular trading hours of such shares on such date on the New York Stock Exchange, Inc. or, if such shares are not listed thereon, on the principal national securities exchange or automated interdealer quotation system on which such shares are traded or (ii) if such sale price is unavailable or such shares are not so traded, the value of such shares on such date determined in accordance with agreed-upon procedures reasonably satisfactory to Transocean and TODCO.

         1.63 MARKS. "Marks" means trade names, registered and unregistered trade marks, service marks, domain names and e-mail addresses comprising or including the terms "Transocean," "R&B Falcon," "Reading & Bates," "R&B," "RBF," or any derivatives thereof or any terms of a confusingly similar nature.

         1.64 NORTH AMERICAN TURNKEY BUSINESS. "North American Turnkey Business" has the meaning set forth in Section 1.88(b).

         1.65 NOTICE OF DISAGREEMENT. "Notice of Disagreement" has the meaning set forth in Section 2.9(c).

         1.66 NYSE. "NYSE" means the New York Stock Exchange, Inc.

         1.67 OWNERSHIP PERCENTAGE. "Ownership Percentage" means with respect to any class or series of TODCO Non-Voting Stock, at any time, the fraction, expressed as a percentage and rounded to the nearest thousandth of a percent, whose numerator is the number of shares of such class or series of TODCO Non-Voting Stock owned by the Transocean Group and whose denominator is the total number of outstanding shares of such class or series of TODCO Non-Voting Stock; provided, however, that any shares of such TODCO Non-Voting Stock issued by

TODCO in violation of its obligations under Section 5.6 of this Agreement shall not be deemed outstanding for the purpose of determining the Ownership Percentage.

         1.68 PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

         1.69 PRIOR TRANSFER. "Prior Transfer" means a transfer prior to the Exchange Date of any part of the TODCO Business contained in the Transocean Group to the TODCO Group and an assumption prior to the Exchange Date by the TODCO Group of any of the TODCO Liabilities, and the transfer prior to the Exchange Date of any part of the Transocean Business contained in the TODCO Group to the Transocean Group and an assumption prior to the Exchange Date by the Transocean Group of any of the TODCO Excluded Liabilities.

         1.70 PRIVILEGE. "Privilege" has the meaning set forth in Section
7.7(a).

         1.71 PRIVILEGED INFORMATION. "Privileged Information" has the meaning set forth in Section 7.7(a).

         1.72 REDUCED OWNERSHIP DATE. "Reduced Ownership Date" means the first date on which Transocean ceases to own at least 30% of the voting power of all the outstanding shares of TODCO Voting Stock.

         1.73 REGISTRATION RIGHTS AGREEMENT. "Registration Rights Agreement" means the Registration Rights Agreement among Transocean, [Transocean Holdings] and TODCO, substantially in the form of Exhibit __ hereto.

         1.74 REVOLVER. "Revolver" means the Revolving Credit Agreement, dated as of April 6, 2001, between Transocean and TODCO, as amended from time to time.

         1.75 SECURITIES ACT. "Securities Act" means the Securities Act of 1933, as amended.

         1.76 SEPARATION. "Separation" means (i) the transfer of those assets (including funds received relating to the TODCO Business) relating primarily to the TODCO Business as conducted immediately prior to the Exchange Date that are contained in the Transocean Group immediately prior to the Exchange Date to the TODCO Group and the assumption by the TODCO Group of the TODCO Liabilities and
(ii) the transfer of those assets (including funds received relating to Transocean Business) relating primarily to the Transocean Business as conducted immediately prior to the Exchange Date that are contained in the TODCO Group immediately prior to the Exchange Date to Transocean Holdings and its Subsidiaries and the assumption by Transocean Holdings and its Subsidiaries of the TODCO Excluded Liabilities; all as more fully described in this Agreement and the Ancillary Agreements.

         1.77 SHARED CONTRACTS. "Shared Contracts" means contracts with third parties which benefit both Transocean or one of its Subsidiaries and TODCO or one of its Subsidiaries.

         1.78 SUBSCRIPTION RIGHT. "Subscription Right" has the meaning set forth in Section 5.6(a).

         1.79 SUBSCRIPTION RIGHT NOTICE. "Subscription Right Notice" has the meaning set forth in Section 5.6(c).

         1.80 SUBSIDIARY. A "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

         1.81 TAXES. "Taxes" has the meaning set forth in the Tax Sharing Agreement.

         1.82 TAX SHARING AGREEMENT. "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of ________ __, 2003 between Transocean Holdings and TODCO.

         1.83 TAX RETURNS. "Tax Returns" has the meaning set forth in the Tax Sharing Agreement.

         1.84 THIRD PARTY CLAIM. "Third Party Claim" has the meaning set forth in Section 3.8(a).

         1.85 TODCO AUDITORS. "TODCO Auditors" means TODCO's independent certified public accountants.

         1.86 TODCO BOOKS AND RECORDS. "TODCO Books and Records" means the books and records of Transocean and its Subsidiaries (or true and complete copies thereof) including all computerized books and records owned by Transocean and its Subsidiaries, to the extent they primarily relate to the TODCO Business, including, but not limited to, the minute books, corporate charters and by-laws or comparable constitutive documents, records of shares issuances and related corporate records of the TODCO Group, all such books and records primarily relating to Persons who are employees of TODCO as of the IPO Closing Date, the purchase of materials, supplies and services, dealings with customers of the TODCO Business and all files relating to any Action the Liability with respect to which is an TODCO Liability, except that no portion of the books and records of Transocean or its Subsidiaries containing minutes of meetings of any board of directors of any of them shall be included. Notwithstanding the foregoing, "TODCO Books and Records" shall not include any Tax Returns or other information, documents or materials relating to Taxes.

         1.87 TODCO BUSINESS.

                  (a) "TODCO Business" means the following businesses and activities (including, without limitation, those conducted prior to the date of this Agreement):

                           (i) contract drilling, workover, production or
                  similar services for oil and gas wells provided by TODCO and its Subsidiaries using jackup, submersible, barge (including workover) and platform drilling rigs in the U.S. Gulf of Mexico and U.S. inland waters (including, without limitation, maintenance activities and mobilization activities (in the event such mobilization activities were undertaken in preparation for services described in clause (i) or (ii) of this Section 1.87(a)) in connection with the rigs or other assets utilized to provide such services),

                           (ii) contract drilling, workover, production or
                  similar services for oil and gas wells provided by TODCO and its Subsidiaries in and offshore Mexico, Trinidad, Colombia and Venezuela (including, without limitation, maintenance activities and mobilization activities (in the event such mobilization activities were undertaken in preparation for services described in clause (i) or (ii) of this Section 1.87(a)) in connection with the rigs or other assets utilized to provide such services and including turnkey drilling services in Venezuela),

                           (iii) construction activities (including construction
                  activities involving an upgrade to, or modification of, a rig) in connection with the rigs or other assets owned by a member of the TODCO Group immediately after the IPO Closing Date (after giving effect to any transfers of assets pursuant to Section 2.1),

                           (iv) the business and activities conducted through,
                  and ownership of, R&B Falcon Drilling USA, Inc.'s joint venture interest in Delta Towing Holdings, LLC ("Delta Towing"), including without limitation those related to any Indebtedness of Delta Towing and its Subsidiaries owed to TODCO Group and its Subsidiaries and the operation of such business and activities by TODCO and its Subsidiaries prior to the formation of Delta Towing,

                           (v) the business and activities conducted through,
                  and ownership of, TODCO's investment in Energy Virtual Partners, Inc. and Energy Virtual Partners, LP (together, "Energy Virtual Partners"),

                           (vi) the office or yard facilities (excluding the
                  former headquarters of R&B Falcon Corporation and Reading & Bates Corporation) owned or used by TODCO and its Subsidiaries to the extent related to the services and activities described in this definition, including without limitation those in Abbeville, Broussard, Houma and New Iberia, Louisiana and the respective former headquarters of Falcon Drilling Company, Inc. and Cliffs Drilling Company,

                           (vii) any business and activities conducted by the
                  TODCO Group following the IPO Closing Date,

                           (viii) except as otherwise provided in this
                  Agreement, any terminated, divested or discontinued business or operations that at the time of termination, divestiture or discontinuation related primarily to the TODCO Business, and

                           (ix) without limiting the generality of the foregoing
                  provisions of this Section 1.87(a), the ownership, charter, lease, management or operation by TODCO and its Subsidiaries of any rigs or other equipment or assets used to provide the services, and conduct the business and activities, described above during the time such services were provided and such business and activities were conducted by TODCO and its Subsidiaries.

                  (b) The "TODCO Business" specifically excludes all businesses and activities to the extent associated with the following activities of TODCO and its Subsidiaries conducted prior to the IPO Closing Date:

                           (i) contract drilling, workover, production or
                  similar services for oil and gas wells using semisubmersibles and drillships in the U.S. Gulf of Mexico and offshore Trinidad (including, without limitation, maintenance activities and mobilization activities (in the event such mobilization activities were undertaken in preparation for services described in clause (i) or (ii) of this Section 1.87(b)) in connection with the rigs or other assets utilized to provide such services),

                           (ii) contract drilling, workover, production or
                  similar services for oil and gas wells in geographic regions outside of the U.S. Gulf of Mexico, U.S. inland waters, Mexico, Colombia, Trinidad and Venezuela (including, without limitation, maintenance activities and mobilization activities (in the event such mobilization activities were undertaken in preparation for services described in clause (i) or (ii) of this Section 1.87(b)) in connection with the rigs or other assets utilized to provide such services and such services using land rigs in the United States),

                           (iii) construction activities (including construction
                  activities involving an upgrade to, or modification of, a rig) in connection with the rigs or other assets and activities in connection with the sale of rigs or other assets (A) owned by a member of the Transocean Group immediately after the IPO Closing Date (after giving effect to any transfer of assets pursuant to Section 2.1) or (B) not owned by either a member of the TODCO Group or a member of the Transocean Group immediately after the IPO Closing Date.

                           (iv) the ownership and operations of Reading & Bates
                  Development Co. ("Devco") and other oil and gas exploration and production activities conducted by other Subsidiaries of TODCO, excluding TODCO's investment in Energy Virtual Partners (the "Devco Business"),

                           (v) the ownership and operations of Reading & Bates
                  Coal Co. and other coal production activities conducted by other Subsidiaries of TODCO, and

                           (vi) the turnkey drilling business that TODCO and its
                  Subsidiaries operated in the U.S. Gulf of Mexico or in Mexico (the "North American Turnkey Business") (provided that contract drilling services involving the use of a rig included in the TODCO Business pursuant to paragraph (a) of this
                  Section 1.87 provided to the North American Turnkey Business shall be included in the TODCO Business).

                  (c) For the sake of clarity with respect to Sections 1.87(a) and (b) above, (i) any action described in such Sections 1.87(a) and (b) undertaken by a Person that is a Subsidiary of TODCO shall be an action of TODCO and its Subsidiaries notwithstanding the fact that such action was taken prior to the time that such Person became a Subsidiary of TODCO and (ii) any action described in such Sections 1.87(a) and (b) undertaken by a Person that was a Subsidiary of TODCO at the time of such action shall be an action of TODCO and its Subsidiaries notwithstanding the fact that such Person later ceased to be a Subsidiary of TODCO.

         1.88 TODCO CLASS A COMMON STOCK. "TODCO Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of TODCO.

         1.89 TODCO CLASS B COMMON STOCK. "TODCO Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of TODCO.

         1.90 TODCO COMMON STOCK. "TODCO Common Stock" means the TODCO Class A Common Stock together with the TODCO Class B Common Stock.

         1.91 TODCO DEBT OBLIGATIONS. "TODCO Debt Obligations" means all Indebtedness of TODCO or any other member of the TODCO Group, excluding all Indebtedness of any member of the Transocean Group to the extent it constitutes Indebtedness of TODCO by virtue of clause (f) or clause (g) of the definition of Indebtedness. TODCO Debt Obligations shall include, without limitation, as of the date of the most recent pro forma balance sheet of TODCO included in the IPO Prospectus, the Indebtedness of TODCO reflected on such pro forma balance sheet.

         1.92 TODCO EXCLUDED LIABILITIES. "TODCO Excluded Liabilities" shall mean any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Transocean or any other member of the Transocean Group, and all agreements and obligations of any member of the Transocean Group under this Agreement or any of the Ancillary Agreements. "TODCO Excluded Liabilities" shall include, without limitation, the Liabilities associated with the activities, services and businesses described in paragraph (b) of Section 1.87 (the definition of TODCO Business).

         1.93 TODCO GROUP. "TODCO Group" means TODCO and all Persons that are Subsidiaries of TODCO immediately after the IPO Closing Date, including without limitation the Subsidiaries set forth in Schedule 1.93 and each Person that becomes a Subsidiary of TODCO after the IPO Closing Date.

         1.94 TODCO GUARANTEES. "TODCO Guarantees" has the meaning set forth in
Section 7.11(b).

         1.95 TODCO INDEMNITEES. "TODCO Indemnitees" has the meaning set forth in Section 3.4.

         1.96 TODCO LIABILITIES. (a) "TODCO Liabilities" shall mean (without duplication):

                           (i) any and all Liabilities that are expressly
                  contemplated by this Agreement or any Ancillary Agreement to be assumed by TODCO or any member of the TODCO Group, and all agreements, obligations and Liabilities of any member of the TODCO Group under this Agreement or any of the Ancillary Agreements;

                           (ii) all Liabilities (other than Taxes) to the extent
                  relating to, arising out of or resulting from:

                           (A) the operation of the TODCO Business, as conducted
                  at any time prior to, on or after the IPO Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

                           (B) the operation of any business conducted at any
                  time after the IPO Closing Date by any member of the TODCO Group (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

                           (C) any assets owned by TODCO or any other member of
                  the TODCO Group as of or after the IPO Closing Date (it being understood that any asset not transferred because of the application of Section 2.7 will be treated for the purposes of this Section 1.96 as owned by the party to which the parties intended such asset be transferred); or

                           (D) the TODCO Debt Obligations;

                  and in any case whether arising before, on or after the IPO Closing Date; and

                           (iii) all Liabilities relating to corporate office
                  activities of TODCO and its Subsidiaries to the extent such activities are attributable or related to the TODCO Business, except for any Liabilities arising out of any untrue statement or omission in connection with the filings by TODCO or any of its Subsidiaries under the Securities Act or the Exchange Act or other public disclosures by TODCO or any of its

                  Subsidiaries other than those included in or made concurrently, after or in connection with the IPO Prospectus, the IPO Registration Statement or the IPO.

                  (b) Notwithstanding anything else in this Section 1.96, the TODCO Liabilities shall not include the TODCO Excluded Liabilities.

                  (c) Without limiting the generality of any other provision hereof, the following Liabilities are illustrative of certain TODCO Liabilities:

                           (i) a Liability attributable or related to an
                  employee, representative or agent of any member of the TODCO Group (i) who at the time the Liability accrued or arose was engaged in the operation of the TODCO Business, (ii) whose activities were based in the corporate office or headquarters and whose primary duties related to the TODCO Business (e.g., head of operations, other line management and accounting and marketing staff for the former shallow and inland water business segment of TODCO or Transocean or other TODCO Business) or (iii) whose activities were based in the corporate office or headquarters and whose actions with respect to such Liability were undertaken in connection with the TODCO Business (e.g., a human resources staff member taking actions with respect to an employee of the former shallow and inland water business segment of TODCO or Transocean);

                           (ii) in the case of a Liability attributable or
                  related to corporate office activities that affect both employees engaged in the operation of the TODCO Business and employees engaged in the operation of the Transocean Business (e.g., employee benefit policies or practices or employment policies or practices), a proportional share of such Liability based on the portion of such Liability that is attributable to or related to employees engaged in the operation of the TODCO Business.

                  (d) For the sake of clarity, Schedule 1.96 sets forth certain legal proceedings and identifies whether or not such legal proceedings are TODCO Liabilities.

         1.97 TODCO NON-VOTING STOCK. "TODCO Non-Voting Stock" means any class or series of TODCO Stock other than TODCO Voting Stock.

         1.98 TODCO PRO FORMA BALANCE SHEET. "TODCO Pro Forma Balance Sheet" means the unaudited condensed pro forma consolidated balance sheet of TODCO and subsidiaries as of [September 30, 2002].

         1.99 TODCO RIGHTS PLAN. "TODCO Rights Plan" shall mean the stockholders rights plan of TODCO as evidenced by the Rights Agreement, dated as of __________ __, 2003, between TODCO and The Bank of New York, as Rights Agent.

         1.100 TODCO STOCK. "TODCO Stock" means TODCO Common Stock, any class of TODCO preferred stock, any other TODCO capital stock that may be issued from time to time and any warrant, option or other right in any of the above.

         1.101 TODCO VOTING STOCK. "TODCO Voting Stock" means the TODCO Class A Common Stock, the TODCO Class B Common Stock and any other capital stock of TODCO entitled to vote generally in the election of directors but excluding any class or series of capital stock only entitled to vote in the event of dividend arrearages thereon, whether or not at the time of determination there are any such dividend arrearages.

         1.102 TRANSOCEAN AUDITORS. "Transocean Auditors" means Transocean's independent certified public accountants.

         1.103 TRANSOCEAN BOOKS AND RECORDS. "Transocean Books and Records" means the books and records (or true and complete copies thereof), including all computerized books and records, minute books, corporate charters and by-laws or comparable constitutive documents, records of shares issuances and related corporate records, of or owned by Transocean and its Subsidiaries (including TODCO and its Subsidiaries) other than the TODCO Books and Records. Notwithstanding the foregoing, "Transocean Books and Records" shall not include any Tax Returns or other information, documents or materials relating to Taxes.

         1.104 TRANSOCEAN BUSINESS. "Transocean Business" means any business of Transocean and its Subsidiaries other than the TODCO Business.

         1.105 TRANSOCEAN GROUP. "Transocean Group" means Transocean, each Subsidiary of Transocean other than a member of the TODCO Group immediately after the IPO Closing Date and each Person that becomes a Subsidiary of Transocean after the IPO Closing Date.

         1.106 TRANSOCEAN INDEMNITEES. "Transocean Indemnitees" has the meaning set forth in Section 3.3.

         1.107 TRANSOCEAN TRANSFEREE. "Transocean Transferee" has the meaning set forth in Section 5.3.

         1.108 UNDERWRITERS. "Underwriters" means the underwriters named in the Underwriting Agreement.

         1.109 UNDERWRITING AGREEMENT. "Underwriting Agreement" has the meaning set forth in Section 4.1(b).

         1.110 UNDISPUTED WC AMOUNT. "Undisputed WC Amount" has the meaning set forth in Section 2.9(c).

         1.111 VOTING PERCENTAGE. "Voting Percentage" means, at any time, the fraction, expressed as a percentage and rounded to the nearest thousandth of a percent, whose numerator is the number of votes entitled to be cast with respect to all of the outstanding shares of TODCO Voting Stock owned by the Transocean Group and whose denominator is the number of votes entitled to be cast with respect to all of the outstanding shares of TODCO Voting Stock;

provided, however, that any shares of such TODCO Voting Stock issued by TODCO in violation of its obligations under Section 5.6 of this Agreement shall not be deemed outstanding for the purpose of determining the Voting Percentage.

         1.112 WORKING CAPITAL REQUIREMENT. "Working Capital Requirement" has the meaning set forth in Section 2.9(a).

                                   ARTICLE II

                       SEPARATION AND RELATED TRANSACTIONS

         2.1 SEPARATION. Transocean Holdings and TODCO will take, or cause to be taken, any actions, including the transfer of assets and the assumption of Liabilities, necessary to effect the Separation as of the Exchange Date or as soon thereafter as practicable. The parties agree that, after the completion of the Separation, the TODCO Group will own all of the drilling rigs listed in "Our Business--Drilling Rig Fleet" in the IPO Prospectus, and all other drilling rigs owned by Transocean and its Subsidiaries (including TODCO and its Subsidiaries) on the IPO Closing Date will be owned by the Transocean Group.

         2.2 OFFICE EQUIPMENT AND FURNISHINGS. The parties agree that all of the office equipment and furnishings located at Transocean's offices at 4 Greenway Plaza and Park 10 as of the IPO Closing Date shall remain assets of the Transocean Group.

         2.3 INTELLECTUAL PROPERTY.

                  (a) TODCO, for itself and as representative of all other members of the TODCO Group, hereby assigns all right, title and interest, of itself and each member of the TODCO Group, in and to any Intellectual Property Rights, including any and all Marks (except the marks, "Cliffs Drilling Company," "Falcon Drilling Company," "THE Offshore Drilling Company" and "TODCO", which shall remain the property of the TODCO Group) to [Transocean Holdings]. [Transocean Holdings] hereby grants to TODCO a perpetual, worldwide, non-exclusive, royalty free license, with the right to sublicense only to members of the TODCO Group, to use the Licensed Intellectual Property for the purpose of enabling the TODCO Group to conduct the TODCO Business.

                  (b) TODCO agrees and acknowledges that (i) as of the date of this Agreement, all right, title and interest in and to any and all Marks shall be the sole and exclusive property of the Transocean Group and (ii) except as otherwise provided in Section 2.3(c), the TODCO Group shall cease and discontinue all use of the Marks as of the date of this Agreement.

                  (c) [Transocean Holdings] hereby grants to TODCO, for a period terminating one year after the IPO Closing Date, a worldwide, non-exclusive, royalty free license, with the right to sublicense only to each member of the TODCO Group and only so long as each such member complies with the provisions of this Section 2.3(c) and remains a Subsidiary of TODCO, to use the Licensed Marks in connection with the goods and services of the TODCO Business. As of one year after the IPO Closing Date, Transocean grants to TODCO a perpetual, worldwide, non-exclusive, royalty free right to sublicense the marks, "R&B Falcon" and "RBF," only to each such member of the TODCO Group that, as of the IPO Closing Date, uses "R&B

Falcon" or "RBF" as, or as part of, its corporate name, to continue to use "R&B Falcon" or "RBF" as, or as part of, only its corporate name or name of a rig but not in connection with any advertising, marketing or sales of, or otherwise in relation to, any goods or services; provided, however, this right to sublicense will extend only so long as each such member of the TODCO Group complies with the provisions of this Section 2.3(c) and remains a Subsidiary of TODCO. During the term of the licenses in this Section 2.3(c), TODCO shall not use, and shall ensure its sublicensees do not use, the Licensed Marks in any way that may reasonably be deemed to impair or injure the value or goodwill of the Licensed Marks. All of TODCO's and its sublicensees' use of the Licensed Marks shall inure to the benefit of [Transocean Holdings]. TODCO will not, and shall ensure each of its sublicensees does not, claim or assert any right of ownership in or to the Licensed Marks or register the Licensed Marks anywhere in its own name, or on behalf of any other person or entity. TODCO will, and shall cause its sublicensees to, do all such lawful acts and things and execute all such documents as [Transocean Holdings] shall consider necessary or proper to register the Licensed Marks in any country. The parties agree that [Transocean Holdings] may terminate the licenses contained in this Section 2.3(c) upon a change of control of TODCO or if TODCO or any of its sublicensees violate any provision of this Section 2.3(c). For the purpose of this clause, "control" means the ability to direct the affairs of another whether by means of voting or contractual rights or otherwise and whether directly or indirectly. Upon termination or expiration of the licenses contained in this Section 2.3(c), TODCO shall, and shall cause its sublicensees to, immediately cease and desist all use of the relevant Licensed Marks.

                  (d) Nothing contained in this Section 2.3 shall be construed as (i) a warranty or representation by the Transocean Group as to the validity or scope of the Licensed Intellectual Property or the Licensed Marks; (ii) a warranty or representation that the Licensed Intellectual Property and Licensed Marks will not infringe the intellectual property rights of a third party; (iii) a warranty or representation that the Licensed Intellectual Property and Licensed Marks constitute all intellectual property the TODCO Group may need for the conduct of the TODCO Business; or (iv) an agreement to defend any member of the TODCO Group against actions or suits of any nature brought by any third parties regarding the Licensed Intellectual Property or Licensed Marks.

         2.4 INSTRUMENTS OF TRANSFER AND ASSUMPTION. Transocean Holdings and TODCO agree that (a) transfers of assets required to be transferred by this Agreement shall be effected by delivery by the transferring entity to the transferee of (i) with respect to those assets that constitute stock, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt, (ii) with respect to any real property interest or any improvements thereon, a general warranty deed with general warranty of limited application limiting recourse and remedies to title insurance and warranties by predecessors in title and (iii) with respect to all other assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to Transocean Holdings and TODCO, as shall be necessary to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such asset, and (b) to the extent necessary, the assumption of the Liabilities contemplated pursuant to Section 2.1 shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to Transocean Holdings and TODCO, as shall be necessary for the assumption by the transferee of such

Liabilities. Transocean, Transocean Holdings and TODCO agree that, to the extent that the documents described in clause (a)(i), (ii) and (iii) and clause (b) have not previously been delivered in connection with any Prior Transfers, the documents relating to such Prior Transfers shall be delivered by the transferring entity to the transferee. Each of the parties hereto also agrees to deliver to any other party hereto such other documents, instruments and writings as may be reasonably requested by such other parties hereto in connection with the transactions contemplated hereby or by Prior Transfers. Notwithstanding any other provisions of this Agreement to the contrary, (x) THE TRANSFERS AND ASSUMPTIONS REFERRED TO IN THIS ARTICLE II (INCLUDING PRIOR TRANSFERS) HAVE BEEN, OR WILL BE, MADE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE (a) AS TO THE VALUE OR FREEDOM FROM ENCUMBRANCE OF, ANY ASSETS, (b) AS TO ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR (c) AS TO THE LEGAL SUFFICIENCY TO CONVEY TITLE TO ANY ASSETS, and (y) the instruments of transfer or assumption referred to in this Section 2.4 shall not include any representations and warranties other than as specifically provided herein. Transocean and TODCO hereby acknowledge and agree that ALL ASSETS TRANSFERRED PURSUANT TO THIS
ARTICLE II AND ALL ASSETS INCLUDED IN PRIOR TRANSFERS ARE BEING OR WERE TRANSFERRED "AS IS, WHERE IS." To the extent that the instruments of transfer and assumption with respect to any Prior Transfers are inconsistent with this
Section 2.4, the TODCO Group and the Transocean Group agree that the inconsistent provisions of such instruments are hereby amended and superseded by the provisions of this Section 2.4. To the extent reasonably requested by a member of either Group, each party will, or will cause its Subsidiaries to, execute any documents necessary to evidence such amendment.

         2.5 NO REPRESENTATIONS OR WARRANTIES. Except as expressly set forth in this Agreement or in an Ancillary Agreement, TODCO, Transocean Holdings and Transocean understand and agree that no member of the Transocean Group is representing or warranting to TODCO or any member of the TODCO Group in any way as to the TODCO Business or the TODCO Liabilities. Except as expressly set forth in this Agreement or in an Ancillary Agreement, Transocean, Transocean Holdings and TODCO understand and agree that no member of the TODCO Group is representing or warranting to Transocean or any member of the Transocean Group in any way as to the Transocean Business or the TODCO Excluded Liabilities.

         2.6 AGREEMENTS. Prior to the Exchange Date, or as soon as practicable after the Exchange Date, Transocean and TODCO shall execute and deliver (or shall cause their appropriate Subsidiaries to execute and deliver, as applicable) the agreements between them designated as follows:

                  (i) the Transition Services Agreement,

                  (ii) the Employee Matters Agreement,

                  (iii) the Tax Sharing Agreement,

                  (iv) the Registration Rights Agreement, and

                            (v) such other written agreements, documents or
                  instruments as the parties may agree are necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement

(collectively, the "Ancillary Agreements"). To the extent such documents are not executed and delivered on the Exchange Date, they shall be executed and delivered as soon as practicable thereafter and (except as otherwise provided therein) shall be effective as of the Exchange Date.

         2.7 TRANSFERS NOT EFFECTED PRIOR TO THE EXCHANGE DATE.

                  (a) To the extent that any transfers contemplated by this
Article II shall not have been consummated as of the Exchange Date, the parties shall cooperate to effect such transfers as promptly following the Exchange Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities that by their terms or operation of law cannot be transferred or assumed; provided that the TODCO Group and the Transocean Group shall cooperate to obtain any necessary consents or approvals for the transfer of all assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II and shall, even in the absence of necessary consents or approvals, transfer the equitable ownership of assets when such a transfer is permitted. In the event that any such transfer of assets or assumption of Liabilities has not been consummated effective as of and after the Exchange Date, the party retaining such asset or Liability shall thereafter hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such asset is to be transferred, or by whom such liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or Liability been transferred or assumed as contemplated hereby. Without limiting any other duty of a party holding any asset in trust for the use and benefit of the party entitled thereto, such party shall take all reasonable actions necessary to preserve the value of that asset. As and when any such asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith. Subject to the foregoing, the parties agree that, as of the Exchange Date (or such earlier time as any such asset may have been acquired or Liability assumed pursuant to a Prior Transfer), each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

                  (b) If two years after the IPO Closing Date any asset remains subject to an arrangement described in Section 2.7(a), the beneficial owner may
(i) direct the party acting as trustee to transfer the asset to the beneficial owner, at the sole risk of such beneficial owner (who will thereafter indemnify the trustee/transferor from all Losses and Liabilities [, other than Taxes (which are covered by the Tax Sharing Agreement),] arising as a result of such transfer), (ii) direct the party acting as trustee to sell or liquidate the subject asset for the account of, and at the sole risk and expense of, such beneficial owner, who shall be entitled to receive all of the net proceeds of such sale or liquidation or (iii) continue the arrangement described in Section 2.7(a).

         2.8 ADDITIONAL TRANSFERS OF ASSETS.

                  (a) Without limiting the generality of Section 2.1, for a period beginning on the Exchange Date and ending on the date one year following the IPO Closing Date, if Transocean in its good faith judgment, after reasonable consultation with the General Counsel of TODCO, or other person designated by TODCO, identifies any asset owned by a member of the Transocean Group or a member of the TODCO Group, as applicable, that (i) during the twelve (12) month period prior to the Exchange Date was used primarily in the TODCO Business and is then owned by a member of the Transocean Group or (ii) during the twelve (12) month period prior to the Exchange Date was used primarily in the Transocean Business and is then owned by a member of the TODCO Group, Transocean or TODCO, as the case may be, shall or shall cause any such asset to be conveyed, assigned, transferred and delivered in accordance with Section 2.4 to the entity identified by TODCO or Transocean, as the case may be, as the appropriate transferee.

                  (b) The parties hereto acknowledge and agree that any transfers pursuant to this Section 2.8 are to be made without any additional consideration.

                  (c) All conveyances, assignments, transfers and deliveries of assets occurring after the Exchange Date pursuant to this Section 2.8 shall be governed by the terms of this Agreement. In furtherance of the foregoing, any asset transferred pursuant to this Section 2.8 to a member of the TODCO Group shall be deemed an asset of the TODCO Business, and any asset transferred to a member of the Transocean Group shall be deemed an asset of the Transocean Business.

         2.9 WORKING CAPITAL.

                  (a) The parties to this Agreement have agreed that the amount of Adjusted Working Capital of TODCO and its Subsidiaries as of the last day of the month preceding the IPO Closing Date shall be $[ ] million (the "Working Capital Requirement"), after giving effect to any payments made pursuant to this
Section 2.9.

                  (b) On the later of the IPO Closing Date and the [tenth] business day following the last day of the month preceding the IPO Closing Date, Transocean Holdings shall prepare and deliver to TODCO a closing statement (a "Closing Working Capital Statement") setting forth the actual amount of Adjusted Working Capital of TODCO and its Subsidiaries as of the last day of the month preceding the IPO Closing Date ("Closing Adjusted Working Capital"). In the event that the Working Capital Requirement exceeds the Closing Adjusted Working Capital, Transocean Holdings shall pay to TODCO the amount of such shortfall in immediately available funds on the same date as the Closing Working Capital Statement is delivered. No interest shall be due on such amount.

                  (c) The Closing Working Capital Statement shall be binding on the parties unless Transocean Holdings did not prepare such Closing Working Capital Statement in good faith and except in the case of manifest error. During the 15-day period following the receipt by

TODCO of the Closing Working Capital Statement from Transocean Holdings, TODCO shall be permitted to review the working papers of Transocean relating to the Closing Working Capital Statement. The Closing Working Capital Statement shall become final and binding upon the parties on the 16th day following delivery thereof, unless TODCO gives written notice of its disagreement with such Closing Working Capital Statement (a "Notice of Disagreement") to Transocean Holdings prior to such date. Any Notice of Disagreement shall specify in reasonable detail (i) the nature of any disagreement so asserted and the basis for a claim that the Closing Working Capital Statement is not binding in accordance with this Section 2.9(c) and (ii) (A) the portion of the Adjusted Working Capital set forth on the Closing Working Capital Statement with which TODCO agrees, if any (the "Undisputed WC Amount"), and (B) the portion of the Adjusted Working Capital set forth on the Closing Working Capital Statement with which TODCO disagrees (the "Disputed WC Amount"). If a Notice of Disagreement is received by Transocean Holdings in a timely manner, then the Closing Working Capital Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon Transocean Holdings and TODCO on the earlier of (i) the date Transocean Holdings and TODCO resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date all disputed matters specified in a Notice of Disagreement are finally resolved in accordance with Article VI.

                  (d) If, as finally determined pursuant to this Section 2.9, the Working Capital Requirement exceeds the sum of the actual amount of Adjusted Working Capital of TODCO and its Subsidiaries plus the amount (excluding interest thereon), if any, paid by Transocean Holdings to TODCO pursuant to
Section 2.9(b), Transocean Holdings shall promptly pay to TODCO the amount of such shortfall in immediately available funds. No interest shall be due on such amount. If, as finally determined pursuant to this Section 2.9, the sum of the actual amount of Adjusted Working Capital of TODCO and its Subsidiaries plus the amount (excluding interest thereon), if any, paid by Transocean to TODCO pursuant to Section 2.9(b) exceeds the Working Capital Requirement, TODCO shall promptly pay to Transocean Holdings the amount of such shortfall in immediately available funds. No interest shall be due on such amount.

                                   ARTICLE III

                        MUTUAL RELEASES; INDEMNIFICATION

         3.1 RELEASE OF PRE-CLOSING CLAIMS.

                  (a) Except as provided in Section 3.1(c), effective as of the IPO Closing Date, TODCO does hereby, for itself and each other member of the TODCO Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the IPO Closing Date have been stockholders, directors, officers, agents or employees of any member of the TODCO Group (in each case, in their respective capacities as such), remise, release and forever discharge Transocean, each member of the Transocean Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the Transocean Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to TODCO and each other member of the TODCO Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the IPO Closing Date, including in connection with the transactions and all other activities to implement any Prior Transfers, the Separation, the IPO and any Distribution.

                  (b) Except as provided in Section 3.1(c), effective as of the IPO Closing Date, Transocean does hereby, for itself and each other member of the Transocean Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the IPO Closing Date have been shareholders, directors, officers, agents or employees of any member of the Transocean Group (in each case, in their respective capacities as such), remise, release and forever discharge TODCO, each member of the TODCO Group, and their respective Affiliates, successors and assigns, and all shareholders, directors, officers, agents or employees of any member of the TODCO Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to Transocean and each other member of the Transocean Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the IPO Closing Date, including in connection with the transactions and all other activities to implement Prior Transfers, the Separation, the IPO and any Distribution.

                  (c) Nothing contained in Section 3.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Nothing contained in Section 3.1(a) or (b) shall release any Person from:

                           (i) any Liability, contingent or otherwise, assumed,
                  transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of either Group under, this Agreement or any Ancillary Agreement;

                           (ii) any Liability that the parties may have with
                  respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article III and, if applicable, the appropriate provisions of the Ancillary Agreements;

                           (iii) any Liability the release of which would result
                  in the release of any Person other than an Indemnitee; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Indemnitee with respect to such Liability; or

                           (iv) any Liability with respect to the TODCO Debt
                  Obligations.

                  (d) TODCO shall not make, and shall not permit any member of the TODCO Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against Transocean or any member of the Transocean Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). Transocean shall not make, and shall not permit any member of the Transocean Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TODCO or any member of the TODCO Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

                  (e) It is the intent of each of Transocean and TODCO by virtue of the provisions of this Section 3.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the IPO Closing Date, between or among TODCO or any member of the TODCO Group, on the one hand, and Transocean or any member of the Transocean Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the IPO Closing Date), except as expressly set forth in Section 3.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

         3.2 TERMINATION OF INTERCOMPANY AGREEMENTS AND ASSUMPTION OF INTERCOMPANY BALANCES.

                  (a) Without limiting the generality of Section 3.1(e) and subject to the terms of Section 3.1, each of the parties hereto agrees that, except for (i) this Agreement, the Ancillary Agreements and the agreements set forth on Schedule 3.2, (ii) any amounts owed by TODCO or one of its Subsidiaries to Transocean or one of its Subsidiaries immediately prior to the Exchange Date (the "Intercompany Payables"), and (iii) any amounts owed by Transocean or one of its Subsidiaries to TODCO or one of its Subsidiaries immediately prior to the Exchange Date (the "Intercompany Receivables"), all Intercompany Agreements and all other intercompany arrangements and course of dealings whether or not in writing and whether or not binding or in effect immediately prior to the Exchange Date shall terminate as of the Exchange Date unless the parties thereto otherwise agree in writing after the date of this Agreement.

                  (b) Except to the extent previously discharged, the Intercompany Payables shall be assumed by Transocean Holdings and the Intercompany Receivables, other than (i) TODCO's outstanding 6.95%, 7.375% and 9.50% notes, if any, held by Transocean, shall be distributed by TODCO to Transocean Holdings as of the Exchange Date and (ii) all amounts, if any, outstanding to Transocean under that Revolving Credit Agreement dated as of April 6, 2001.

         3.3 INDEMNIFICATION BY TODCO. Except as provided in Sections 3.6 and 3.7, TODCO shall, and in the case of clauses (a), (b) and (c) below shall in addition cause the Appropriate Member of the TODCO Group to, indemnify, defend and hold harmless Transocean, each member of the Transocean Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the

Transocean Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the "Transocean Indemnitees") from and against any and all Losses of the Transocean Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

                  (a) the failure of TODCO or any other member of the TODCO Group or any other Person to pay, perform or otherwise promptly discharge any TODCO Liabilities in accordance with their respective terms, whether prior to or after the IPO Closing Date or the date thereof;

                  (b) the TODCO Business or any TODCO Liability;

                  (c) any breach by TODCO or any member of the TODCO Group of this Agreement or any of the Ancillary Agreements; and

                  (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all Information contained in the IPO Registration Statement or any IPO Prospectus (other than Information regarding Transocean included in the IPO Registration Statement or any IPO Prospectus set forth on Schedule 3.3(d) or in the Information required to be supplied pursuant to Section 7.4(d)).

As used in this Section 3.3, "Appropriate Member of the TODCO Group" means the member or members of the TODCO Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the loss from and against which indemnity is provided.

         3.4 INDEMNIFICATION BY TRANSOCEAN HOLDINGS. Except as provided in Sections 3.6 and 3.7, Transocean Holdings shall, and in case of clauses (a), (b) and (c) below shall in addition cause the Appropriate Member of the Transocean Group to, indemnify, defend and hold harmless TODCO, each member of the TODCO Group and their respective Affiliates, successors and assigns, and all shareholders, directors, officers, agents or employees of any member of the TODCO Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the "TODCO Indemnitees") from and against any and all Losses of the TODCO Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

                  (a) the failure of Transocean or any other member of the Transocean Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of any member of the Transocean Group other than the TODCO Liabilities, in accordance with their respective terms, whether prior to or after the IPO Closing Date or the date hereof;

                  (b) the Transocean Business or any Liability of any member of the Transocean Group other than the TODCO Liabilities;

                  (c) any breach by Transocean or any member of the Transocean Group of this Agreement or any of the Ancillary Agreements; and

                  (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information regarding Transocean provided by Transocean in writing to TODCO for inclusion in the IPO Registration Statement or any IPO Prospectus.

As used in this Section 3.4, "Appropriate Member of the Transocean Group" means the member or members of the Transocean Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

         3.5 TRANSOCEAN'S GUARANTEE OF TRANSOCEAN HOLDINGS' INDEMNIFICATION OBLIGATION. If Transocean Holdings fails to perform any of its obligations under
Section 3.4 above, then Transocean shall indemnify, defend and hold harmless the TODCO Indemnitees from and against any and all Losses of the TODCO Indemnitees relating to, arising out of or resulting from any of the matters described in clauses (a), (b), (c) and (d) of Section 3.4 (without duplication).

         3.6 INDEMNIFICATION OBLIGATIONS NET OF INSURANCE PROCEEDS.

                  (a) The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III (an "Indemnifiable Loss") will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this
Article III and otherwise determined to be due and owing by an Indemnifying Party. Rather the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that subject to
Section 7.7 hereof, nothing in this sentence shall be deemed to require a party to make available books and records, communications, documents or items which
(i) in such party's good faith judgment could result in a waiver of any Privilege or (ii) such party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such party shall use its reasonable commercial efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

                  (b) An insurer who would otherwise be obligated to pay any claims shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

         3.7 INDEMNIFICATION OBLIGATIONS NET OF TAXES. The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article III will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the indemnity payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a taxing authority. For purposes of this Section 3.7, the value of such tax benefit shall be an amount equal to the product of (x) the amount of the deduction allowed to the Indemnitee by the Code as a result of the underlying Loss and (y) the highest statutory rate applicable under Section 11 of the Code. Notwithstanding the immediately preceding sentence, if the Loss subject to indemnification exceeds U.S.$1.0 million (determined on an item-by-item basis) and such deduction, or portion thereof, creates or increases a net operating loss under section 172 of the Code, then (i) such deduction, or portion thereof, will not be included in the computation of the tax benefit and
(ii) the Indemnitee shall pay the Indemnifying party the amount by which the tax benefit is reduced by application of this sentence when such net operating loss is used or absorbed by the Indemnitee. To the extent permitted by law, the parties will treat any indemnity payment as a capital contribution made by Transocean Holdings to TODCO or as a distribution made indirectly by TODCO to Transocean Holdings, as the case may be.

         3.8 PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY CLAIMS.

                  (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Transocean Group or the TODCO Group of any claims or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 3.3 or 3.4, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall promptly give such Indemnifying Party written notice thereof. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 3.8(a) shall not relieve the related

Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

                  (b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 3.8(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. The failure to give such notice of election within the 30-day period shall be deemed a rejection of the opportunity to assume responsibility. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim (or in the case where Transocean, as the Indemnitee or on behalf of a member of the Transocean Group as the Indemnitee, elects to defend a Third Party Claim pursuant to paragraph (b)(i) or (b)(ii), after notice from Transocean to the Indemnifying Party), such non-defending party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be at the expense of such non-defending party. Notwithstanding the foregoing, Transocean, in its sole discretion, upon written notice (which notice shall include Transocean's basis for electing to defend such Third Party Claim and whether or not Transocean has specified, and continues to assert, any reservations or exceptions with respect to such Third Party Claim), may elect to defend or assume the defense of (and to seek to settle or compromise) any Third Party Claim or series of related Third Party Claims:

                           (i) that relate in any way to the TODCO Business or
                  the TODCO Liabilities if a member of the Transocean Group is named a party thereto and if (x) Transocean or one of its Subsidiaries' ability to conduct its business could be impaired in any significantly adverse manner as a result of any injunctive relief sought or (y) an adverse resolution of such Third Party Claim (or series of related Third Party Claims) presents in the good faith judgment of Transocean's General Counsel a reasonable risk of having a material adverse effect on the business, operations, financial condition, results of operations or prospects of Transocean and its Subsidiaries, taken as a whole, in which case (A) Transocean or one of its Subsidiaries shall pay all costs and expenses incurred in connection with the defense of such Third Party Claim if Transocean or one of its Subsidiaries is the Indemnifying Party with respect to such Third Party Claim or
                  (B) such costs and expenses shall be included in Transocean's or one of its Subsidiaries' Losses if TODCO or one of its Subsidiaries is the Indemnifying Party with respect to such Third Party Claim; or

                           (ii) with respect to which both parties hereto, or
                  TODCO and one or more of its Subsidiaries, or Transocean and one or more of its Subsidiaries may be Indemnifying Parties, and to which paragraph (i) above does not apply and as to which, in the good faith judgment of the General Counsel of Transocean the portion of the aggregate Liability that is the responsibility of Transocean and any of its Subsidiaries (after taking into account indemnification obligations hereunder) equals or exceeds the portion of such Liability that is the responsibility of TODCO and any of its Subsidiaries.

                  (c) A party's right to defend any Third Party Claim pursuant to Section 3.8(b) includes the right (after consultation with the other party following at least five business days' written notice thereof) to compromise, settle or consent to the entry of any judgment or determination of liability concerning such Third Party Claim; provided, however, that the Indemnifying Party shall not compromise, settle or consent to the entry of judgment or determination of liability concerning any Third Party Claim without prior written approval by the Indemnitee (which may not be unreasonably withheld) if the terms or conditions of such compromise, settlement or consent would, in the reasonable judgment of the Indemnitee, have a material adverse financial impact or a material adverse effect upon the ongoing operations of the Indemnitee. Notwithstanding any other provision of this Section 3.8, unless otherwise agreed to by the parties in writing (which agreement may not be unreasonably withheld), no party shall enter into any compromise or settlement or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the third party of a release of both the Indemnitee and the Indemnifying Party from all further liability concerning such Third Party Claim.

                  (d) If the party having the right to elect to defend a particular Third Party Claim pursuant to Section 3.8(b) elects, or is deemed to have elected, not to defend a particular Third Party Claim, the other party may defend such Third Party Claim without any prejudice to its rights to indemnification from the Indemnifying Party pursuant to this Article III. In such case, (i) such other party shall have the right to compromise, settle or consent to the entry of any judgment with respect to such Third Party Claim as provided in Section 3.8(c) and (ii) the amount of such compromise, settlement or judgment shall be determinative of the amount of the Loss (but such compromise, settlement or judgment shall not necessarily be determinative of which party hereunder is entitled to indemnification).

                  (e) The Indemnifying Party shall bear all costs and expenses of defending any Third Party Claim; provided, however, that (A) if Transocean elects to defend any Third Party Claim or series of related Third Party Claims pursuant to the last sentence of Section 3.8(b) and Transocean is not an Indemnifying Party with respect thereto, TODCO shall reimburse Transocean promptly upon demand by Transocean for all out-of-pocket costs and expenses reasonably incurred in connection with Transocean's defense of such Third Party Claim and (B) if both parties may be Indemnifying Parties with respect to such Third Party Claim, the non-defending party shall reimburse the defending party promptly upon demand by the defending party for the non-defending party's proportionate share, allocated based on each party's proportionate responsibility for the Indemnifiable Loss pursuant to this Agreement, of all out-of-pocket costs and expenses reasonably incurred in connection with the defending party's defense of such Third Party Claim.

                  (f) The non-defending party shall make available to the defending party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the defending party with respect to such defense; provided, however, that subject to Section 7.7 hereof, nothing in this subparagraph (f) shall be deemed to require a party to make available books and records, communications, documents or items which (i) in such party's good faith judgment could result in a waiver of any Privilege or (ii) such party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such party shall use its reasonable commercial efforts to seek a waiver of or other relief from such confidentiality restriction.

                  (g) Upon final judgment, determination, settlement or compromise of any Third Party Claim, and unless otherwise agreed by the parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, all amounts required to be paid by the Indemnifying Party pursuant to this Article III with respect to such claim as determined by such final judgment, determination, settlement or compromise.

         3.9 ADDITIONAL MATTERS.

                  (a) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Any such notice shall describe the claim in reasonable detail. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

                  (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner in prosecuting any subrogated right, defense or claim, and its out-of-pocket costs and expenses in connection therewith shall be reimbursed by the Indemnifying Party.

                  (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if reasonably practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article III.

                  (d) THE PARTIES UNDERSTAND AND AGREE THAT THE RELEASE FROM LIABILITIES AND INDEMNIFICATION OBLIGATIONS HEREUNDER AND UNDER THE ANCILLARY AGREEMENTS MAY INCLUDE RELEASE FROM LIABILITIES AND INDEMNIFICATION FOR LOSSES RESULTING FROM, OR ARISING

OUT OF, DIRECTLY OR INDIRECTLY, AN INDEMNIFIED PARTY'S OWN NEGLIGENCE OR STRICT LIABILITY.

         3.10 CONTRIBUTION. If any indemnification provided for in this Article III is unavailable to an Indemnitee in respect of any Loss arising out of or related to information contained in the IPO Registration Statement as provided in Section 3.3(d) or 3.4(d), then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Loss, in such proportion as is appropriate to reflect the relative fault of TODCO and each other member of the TODCO Group, on the one hand, and Transocean and each other member of the Transocean Group, on the other hand, in connection with the statements or omissions which resulted in such Loss. With respect to any Loss relating to matters covered by Section 3.3(d) or otherwise relating to misstatements or omissions under securities or antifraud laws, the relative fault of a member of the TODCO Group, on the one hand, and of a member of the Transocean Group, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to a member of the TODCO Group or a member of the Transocean Group and was supplied by such member (taking into account the proviso to Section 3.3(d)).

         3.11 REMEDIES CUMULATIVE. The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article VI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

         3.12 SURVIVAL OF INDEMNITIES. The rights and obligations of each of Transocean and TODCO and their respective Indemnitees under this Article III shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

         3.13 INDEMNIFICATION OF DIRECTORS AND OFFICERS. For purpose of Sections
3.3 through 3.12, inclusive, and notwithstanding anything to the contrary contained in this Agreement, Persons who serve as officers or directors of both TODCO and Transocean shall be deemed both TODCO Indemnitees and Transocean Indemnitees.

                                   ARTICLE IV

                       THE IPO AND ACTIONS PENDING THE IPO

         4.1 TRANSACTIONS PRIOR TO THE IPO. Subject to the conditions specified in Section 4.3, Transocean, Transocean Holdings and TODCO shall use their reasonable commercial efforts to consummate the IPO. Such efforts shall include, but not necessarily be limited to, those specified in this Section 4.1 (to the extent not previously accomplished):

                  (a) TODCO has filed the IPO Registration Statement, and shall use its best efforts to cause such IPO Registration Statement to become effective, including by filing such amendments thereto as may be necessary or appropriate, responding promptly to any comments of the Commission and taking such other action in that connection as may be reasonably requested by Transocean. Transocean, Transocean Holdings and TODCO shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the TODCO Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, any Prior Transfers, the Separation or the other transactions contemplated by this Agreement.

                  (b) TODCO, Transocean Holdings and Transocean shall enter into an underwriting agreement with the underwriters named in the IPO Registration Statement (the "Underwriting Agreement"), in form and substance reasonably satisfactory to Transocean, and shall comply with its obligations thereunder.

                  (c) Transocean, Transocean Holdings and TODCO shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO, it being understood that decisions on such matters may be dictated by Transocean in its sole discretion.

                  (d) TODCO shall take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.

                  (e) TODCO shall prepare, file and seek to make effective, an application for listing of the TODCO Class A Common Stock issued in the IPO on the NYSE, subject to official notice of issuance.

         4.2 COOPERATION. TODCO and Transocean Holdings shall, at Transocean's direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement. Notwithstanding anything to the contrary contained herein, as between Transocean, Transocean Holdings and TODCO, Transocean may in its sole discretion choose to terminate, abandon or amend any aspect of the IPO, and TODCO and Transocean Holdings shall take all actions directed by Transocean in that regard.

         4.3 CONDITIONS PRECEDENT TO CONSUMMATION OF THE IPO. The parties hereto shall use their reasonable commercial efforts to satisfy the conditions listed below for the consummation of the IPO as soon as practicable. The obligations of the parties to use their reasonable commercial efforts to consummate the IPO shall be conditioned on the satisfaction, or waiver by Transocean, of the following conditions:

                  (a) The IPO Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop order in effect with respect thereto.

                  (b) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 4.1(d) shall have been taken and, where applicable, have become effective or been accepted.

                  (c) The TODCO Class A Common Stock to be issued in the IPO shall have been accepted for listing on the NYSE, on official notice of issuance.

                  (d) TODCO, Transocean Holdings and Transocean shall have entered into the Underwriting Agreement and all conditions to the obligations of TODCO, Transocean Holdings, Transocean and the Underwriters shall have been satisfied or waived.

                  (e) Transocean shall be satisfied, in its sole discretion, that (1) following the IPO, Transocean and other members of the Transocean Group will collectively own stock of TODCO representing control of TODCO, within the meaning of Section 368(c) of the Code and (2) to Transocean's actual knowledge (with no duty to investigate), all other conditions to permit the Distribution to qualify as a tax-free distribution to Transocean, TODCO and Transocean's shareholders shall, to the extent applicable as of the time of the IPO, be satisfied, and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

                  (f) Any material Governmental Approvals necessary to consummate the IPO shall have been obtained and be in full force and effect.

                  (g) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect.

                  (h) Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO shall have been taken.

                  (i) This Agreement and all Ancillary Agreements shall have been executed and shall not have been terminated.

                  (j) Pricing committees designated by the Board of Directors of each of Transocean and Transocean Holdings shall have determined that the terms of the IPO are acceptable to Transocean and Transocean Holdings, respectively.

                                   ARTICLE V

                     CORPORATE GOVERNANCE AND OTHER MATTERS

         5.1 CHARTER AND BYLAWS. As of the IPO Closing Date, the Amended and Restated Certificate of Incorporation and Bylaws of TODCO shall be in the forms of Schedule 5.1(a) and 5.1(b), respectively, with such changes therein as may be agreed to in writing by Transocean.

         5.2 RIGHTS PLAN AMENDMENTS. Following the IPO Closing Date and for so long as Transocean beneficially owns shares representing at least 15% of the voting power of all of the outstanding shares of the TODCO Voting Stock, without the prior written consent of Transocean, TODCO shall not amend or modify the TODCO Rights Plan.

         5.3 CHARTER/BYLAW AMENDMENTS. So long as Transocean owns shares representing at least 15% of the voting power of all of the outstanding shares of TODCO Voting Stock, TODCO will not, without the prior consent of Transocean, adopt any amendments to its

Amended and Restated Certificate of Incorporation or Bylaws or take or recommend to its stockholders any action during the term of this Agreement which would (i) impose limitations on the legal rights of Transocean or any other member of the Transocean Group or any transferee of any securities of TODCO from Transocean or a member of the Transocean Group (a "Transocean Transferee") as a stockholder of TODCO other than those imposed pursuant to the express terms of this Agreement or the forms of TODCO's Amended and Restated Certificate of Incorporation and Bylaws attached hereto as Schedules 5.1(a) and 5.1(b), respectively, including, without limitation, any action which would impose restrictions (A) based upon the size of security holding, the business in which a security holder is engaged or other considerations applicable to Transocean or any other member of the Transocean Group or a Transocean Transferee and not to security holders generally, (B) by means of the issuance of or proposal to issue any class of securities having voting power disproportionately greater than the equity investment in TODCO represented by such securities or (C) involving impairment of rights granted to any member of the Transocean Group, (ii) involve the issuance or corporate action providing for the issuance of any warrant, right, capital stock or other security (A) which is, or under specified circumstances will become, convertible into or represent the right to acquire any securities of Transocean or any other member of the Transocean Group or a Transocean Transferee or (B) which is dependent upon the amount of voting securities owned by Transocean or any other member of the Transocean Group or a Transocean Transferee, (iii) deny any benefit to Transocean or any other member of the Transocean Group or a Transocean Transferee proportionately as holders of any class of voting securities generally, or (iv) alter voting or other rights of the holders of any class of voting securities so that any such rights (or the vote required with respect to any matter) are determined with reference to the amount of voting securities held by Transocean or any other member of the Transocean Group or a Transocean Transferee; provided, that this Section 5.3 shall not prohibit TODCO from adopting the TODCO Rights Plan or taking any action otherwise prohibited hereby, so long as Transocean and the other members of the Transocean Group and any Transocean Transferee are, either expressly or as part of a class of stockholders which includes Transocean and the other members of the Transocean Group, together with the Transocean Transferees, exempted from such action or the limitations on legal rights imposed thereby.

         5.4 TODCO BOARD REPRESENTATION.

                  (a) Beginning on the IPO Closing Date, and for so long as the Transocean Group beneficially owns shares representing less than a majority but at least 10% of the voting power of all of the outstanding shares of TODCO Voting Stock, Transocean shall have the right to designate for nomination by the TODCO Board (or any nominating committee thereof) to the TODCO Board a proportionate number of members of the TODCO Board, as calculated in accordance with this Section 5.4.

                  (b) For so long as the Transocean Group beneficially owns shares representing at least 10% of the voting power of all of the outstanding shares of TODCO Voting Stock, Transocean shall be entitled to present to the TODCO Board or any nominating committee thereof such number of designees of Transocean (each, a "Transocean Designee") for election to the TODCO Board (or if there is a classified board, the class of directors up for election) as would result in Transocean having the appropriate number of Transocean Designees on the TODCO Board as determined pursuant to Section 5.4(a). TODCO shall exercise all authority under applicable law and shall use its best efforts to cause each Transocean Designee to be elected to the TODCO Board effective as of the IPO Closing Date (or at the first regularly scheduled meeting thereafter).

                  (c) TODCO shall at all such times exercise all authority under applicable law and use its best efforts to cause all such designees to be nominated as Board members by the nominating committee of the TODCO Board if there is such a committee. TODCO shall cause each Transocean Designee for election to the TODCO Board to be included in the slate of designees recommended by the TODCO Board to holders of TODCO Common Stock (including at any special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such Transocean Designee, including soliciting proxies in favor of the election of such persons. In the event that any Transocean Designee elected to the TODCO Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the TODCO Board with a substitute Transocean Designee, unless such vacancy was caused by action of stockholders (in which case, in accordance with TODCO's Amended and Restated Certificate of Incorporation, the stockholders shall fill such vacancy). In the event that as a result of any increase in the size of the TODCO Board, Transocean is entitled to have one or more additional Transocean Designees elected to the TODCO Board pursuant to Section 5.4(a), the Transocean Board shall appoint the appropriate number of such additional Transocean Designees, unless such increase in size of the TODCO Board was caused by the action of stockholders (in which case, in accordance with TODCO's Amended and Restated Certificate of Incorporation, the stockholders shall elect such additional director or directors).

                  (d) If at any time that Transocean Designees are serving on the TODCO Board, the Transocean Group beneficially owns shares representing at least 10% of the total voting power of all of the outstanding shares of TODCO Voting Stock, the number of persons Transocean shall be entitled to designate for nomination by the TODCO Board (or any nominating committee thereof) for election to the TODCO Board shall be equal to the number of directors computed using the following formula (rounded to the nearest whole number): the product of (1) the percentage of the voting power of all of the outstanding shares of TODCO Voting Stock beneficially owned by the Transocean Group and (2) the number of directors then on the TODCO Board (assuming no vacancies exist). Notwithstanding the foregoing, if the Transocean Group beneficially owns shares of TODCO Common Stock representing less than a majority of the total voting power of all outstanding shares of TODCO Voting Stock and the calculation of the formula set forth in the foregoing sentence would result in Transocean being entitled to elect a majority of the members of the TODCO Board, the formula will be recalculated with the product being rounded down to the nearest whole number; provided, however, that if the Transocean Group at any time, acquires additional shares of TODCO Common Stock so that the Transocean Group beneficially owns shares of TODCO Common Stock representing a majority of the total voting power of all of the outstanding shares of TODCO Voting Stock, then the number of persons Transocean shall be entitled to designate for nomination by the TODCO Board (or any nominating committee thereof) for election to the TODCO Board shall be adjusted upward, if appropriate as a result of rounding, in accordance with the provisions of this Section 5.4(d). If the number of Transocean Designees serving on the TODCO Board exceeds the number determined pursuant to the foregoing sentences of this Section 5.4(d) (such difference being herein called the "Excess Director Number"), then Transocean in its sole discretion shall instruct a number of Transocean Designees (the number of which designees shall be equal to the Excess Director Number) to resign from the TODCO Board, and, to the extent such persons do not so resign, Transocean shall assist TODCO in increasing the size of the TODCO Board, so that after giving effect to such increase, the number of Transocean Designees on the TODCO Board is in accordance with the provisions of this Section 5.4(d).

                  (e) For so long as the Transocean Group beneficially owns shares representing at least a majority of the voting power of all of the outstanding shares of TODCO Voting Stock, Transocean shall have the right to designate the chairman of the TODCO Board. TODCO shall exercise all authority under applicable law and shall use its best efforts to cause the person designated by Transocean to be elected as chairman of the TODCO Board.

         5.5 COMMITTEES. Effective as of the IPO Closing Date and for so long as the Transocean Group owns shares of TODCO Common Stock representing a majority of the total voting power of all of the outstanding shares of TODCO Voting Stock, any committee of the Board of Directors of TODCO shall be composed of directors at least a majority of which are Transocean Designees. Effective as of the IPO Closing Date and for so long as the Transocean Group beneficially owns shares of TODCO Common Stock representing less than a majority but more than 10% of the total voting power of all of the outstanding shares of TODCO Voting Stock, each committee of the TODCO Board of Directors shall, unless Transocean consents otherwise, include at least one Transocean Designee to the extent permitted by Law or stock exchange requirement.

         5.6 SUBSCRIPTION RIGHT.

                  (a) TODCO hereby grants to Transocean, on the terms and conditions set forth herein, a continuing right (the "Subscription Right") to purchase from TODCO, at the times set forth herein:

                           (i) with respect to the issuance of a class or series
                  of shares of TODCO Voting Stock, the number of such shares as is necessary to allow Transocean to maintain its Voting Percentage, and

                           (ii) with respect to the issuance of a class or
                  series of shares of TODCO Non-Voting Stock, the number of such shares as is necessary to allow Transocean to maintain its Ownership Percentage with respect to such class or series of shares (or, in the case of a class or series not outstanding prior to such issuance, 80% of the total number of shares of such class or series being issued).

The Subscription Right shall be assignable, in whole or in part and from time to time, by Transocean to any member of the Transocean Group. The exercise price for each share of TODCO Stock purchased pursuant to an exercise of the Subscription Right shall be: (i) in the event of the issuance by TODCO of TODCO Stock in exchange for cash consideration, the per share price paid to TODCO for shares of the TODCO Stock issued by TODCO in the related Issuance Event; and
(ii) in the event of the issuance by TODCO of TODCO Stock for consideration other than cash, the per share Market Price of such TODCO Stock at the Issuance Event Date of such issuance.

                  (b) The provisions of Section 5.6(a) hereof notwithstanding, the Subscription Right granted pursuant to Section 5.6(a) shall not apply and shall not be exercisable in connection with the issuance by TODCO of any shares of TODCO Common Stock pursuant to any stock option or other executive or employee benefit or compensation plan maintained by TODCO, to the extent such issuance would not result in Transocean and other members of the Transocean Group losing collective control of TODCO within the meaning of Section 368(c) of the Code. The Subscription Right granted pursuant to Section 5.6(a) shall terminate if at any time the Voting Percentage, or the Ownership Percentage with respect to any class or series of TODCO Non-Voting Stock, is less than 80%.

                  (c) At least 20 business days prior to the issuance of any shares of TODCO Stock (other than pursuant to any stock option or other executive or employee benefit or compensation plan maintained by TODCO in the circumstances described in Section 5.6(b) above and other than issuances of TODCO Stock to any member of the Transocean Group) or the first date on which any event could occur that, in the absence of a full or partial exercise of the Subscription Right, would result in a reduction in the Voting Percentage, a reduction in any Ownership Percentage or the issuance of any shares of a class or series of TODCO Non-Voting Stock not outstanding prior to such issuance, TODCO will notify Transocean in writing (a "Subscription Right Notice") of any plans it has to issue such shares or the date on which such event could first occur. Each Subscription Right Notice must specify the date on which TODCO intends to issue such additional shares of TODCO Stock or on which such event could first occur (such issuance or event being referred to herein as an "Issuance Event" and the date of such issuance or event as an "Issuance Event Date"), the number of shares TODCO intends to issue or may issue and the other terms and conditions of such Issuance Event.

                  (d) The Subscription Right may be exercised by Transocean (or any member of the Transocean Group to which all or any part of the Subscription Right has been assigned) for a number of shares equal to or less than the number of shares the Transocean Group is entitled to purchase pursuant to Section 5.6(a). The Subscription Right may be exercised at any time after receipt of an applicable Subscription Right Notice and prior to the applicable Issuance Event Date by the delivery to TODCO of a written notice to such effect specifying (i) the number of shares of TODCO Stock to be purchased by Transocean, or any member of the Transocean Group, and (ii) a determination of the exercise price for such shares. Upon any such exercise of the Subscription Right, TODCO will, prior to the applicable Issuance Event Date, deliver to Transocean (or any member of the Transocean Group designated by Transocean), against payment therefor, certificates (issued in the name of Transocean or its permitted assignee hereunder or as directed by Transocean) representing the shares of TODCO Stock being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer of immediately-available funds to such account as shall be specified by TODCO, for the full purchase price of such shares.

                  (e) Except as provided in Section 5.6(f), any failure by Transocean to exercise the Subscription Right, or any exercise for less than all shares purchasable under the Subscription Right, in connection with any particular Issuance Event shall not affect

Transocean's right to exercise the Subscription Right in connection with any subsequent Issuance Event; provided, however, that the Voting Percentage and any Ownership Percentage following such Issuance Event in connection with which Transocean so failed to exercise such Subscription Right in full or in part shall be recalculated as set forth in Section 1.111 or Section 1.66, respectively.

                  (f) The Subscription Right, or any part thereof, assigned to any member of the Transocean Group other than Transocean, shall terminate in the event that such member ceases to be a Subsidiary of Transocean for any reason whatsoever.

         5.7 TAX-FREE SPIN-OFF. At any time after the IPO Closing Date, if Transocean advises TODCO that it intends to pursue a tax-free distribution under
Section 355 of the Code or any corresponding provision of any successor statute or that it intends to otherwise distribute all or a portion of the capital stock of TODCO beneficially owned by Transocean to its securityholders by way of dividend, exchange or otherwise (any of the foregoing, a "Distribution"), TODCO agrees to take all action reasonably requested by Transocean to facilitate such transaction (including without limitation internal restructurings necessary to achieve such tax-free distribution), at TODCO's own expense. In the event a registration statement is filed in connection with such transaction, TODCO and Transocean will cooperate to take actions analogous (to the extent applicable) to those set forth in the Registration Rights Agreement with respect to a Demand Registration and in particular the parties will indemnify and provide contribution to each other in a manner analogous to that set forth in Section __ of the Registration Rights Agreement.

         5.8 NO VIOLATIONS.

                  (a) So long as the Transocean Group owns shares representing at least a majority of the voting power of all of the outstanding shares of TODCO Voting Stock, TODCO covenants and agrees that it will not (i) take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by it or any of its Affiliates of (A) any provisions of applicable Law, including but not limited to provisions pertaining to the Code or the Employee Retirement Income Security Act of 1974, as amended, (B) any provision of Transocean's Memorandum of Association or Articles of Association or (C) any credit agreement or other material agreement (including agreements relating to covenants not to compete) binding upon Transocean or (ii) enter into any commitment or agreement that contains provisions that trigger a default or require a material payment when Transocean exercises its rights to convert the TODCO Class B Common Stock.

                  (b) TODCO and Transocean agree to provide to each other any information and documentation requested by the other for the purpose of evaluating and ensuring compliance with Section 5.8(a).

         5.9 APPLICABILITY OF RIGHTS TO PARENT IN THE EVENT OF AN ACQUISITION. In the event TODCO ceases to be a publicly traded company or becomes a Subsidiary of a publicly traded company (other than Transocean), all of the rights of Transocean set forth in this Article V and in Section 7.5 shall continue in full force and effect and shall apply to any publicly traded company that, directly or indirectly, through one or more intermediaries, controls TODCO (it being understood that all other provisions of this Agreement will apply to TODCO notwithstanding this Section 5.9). TODCO agrees that, without the consent of Transocean, it will not enter into any agreement which will have the effect set forth in the first clause of the preceding sentence, unless such publicly traded company agrees to be bound by the foregoing provision. As used in this
Section 5.9, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

         5.10 PROHIBITION ON CERTAIN DISPOSITIONS, DISSOLUTIONS AND ACTIVITIES BY TODCO. For a period of [seven] years after the IPO Closing Date, TODCO covenants and agrees that it will not, and will not permit any of its Affiliates to, cause (a) the consolidation with or merger into any Person, (b) the sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets to any Person, or (c) the dissolution or liquidation of any of its Subsidiaries listed on Schedule 5.10 (the "Dormant Subsidiaries"), without the prior written consent of Transocean. TODCO also covenants and agrees, for a period of [seven] years after the IPO Closing Date, that it will not, and will not permit any of its Affiliates to, cause the Dormant Subsidiaries to conduct any business or activities except for those activities conducted by the Dormant Subsidiaries immediately prior to the IPO Closing Date.

         5.11 OTHER MATTERS. TODCO covenants and agrees that it will not, and will not permit any of its Affiliates to, enter into any commitment or agreement that binds or purports to bind Transocean or any of its Affiliates.

                                   ARTICLE VI

                         ARBITRATION; DISPUTE RESOLUTION

         6.1 AGREEMENT TO ARBITRATE. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and arbitration set forth in this Article VI shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may rise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or (for a period of ten years after the date hereof) the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the Transocean Group and the TODCO Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this
Article VI shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Section 6.7(b) and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in this Section 6.1.

         6.2 ESCALATION.

                  (a) It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their reasonable best efforts to meet within 30 days of the Escalation Notice.

                  (b) The parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 6.3.

         6.3 DEMAND FOR ARBITRATION.

                  (a) At any time after the first to occur of (i) the date of the meeting actually held pursuant to the applicable Escalation Notice or (ii) 45 days after the delivery of an Escalation Notice (as applicable, the "Arbitration Demand Date"), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may deliver a notice demanding arbitration of such dispute, controversy or claim (a "Arbitration Demand Notice"). In the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 6.2, is a prerequisite to a demand for arbitration under this Section 6.3. In the event that any party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrator in his or her sole discretion determines that it is impracticable or otherwise inadvisable to do so.

                  (b) Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice may be given until one year after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the "Applicable Deadline"). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Sections 6.7(d) and 6.8, upon delivery of an Arbitration Demand Notice pursuant to Section 6.3(a) prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by a sole arbitrator in accordance with the rules set forth in this Article VI.

         6.4 ARBITRATORS.

                  (a) Within 15 days after a valid Arbitration Demand Notice is given, the parties involved in the dispute, controversy or claim referenced therein shall attempt to select a sole arbitrator satisfactory to all such parties.

                  (b) In the event that such parties are not able jointly to select a sole arbitrator within such 15-day period, such parties shall each appoint an arbitrator (who need not be disinterested as to the parties or the matter) within 30 days after delivery of the Arbitration Demand Notice. If one party appoints an arbitrator within such time period and the other party or parties fail to appoint an arbitrator within such time period, the arbitrator appointed by the one party shall be the sole arbitrator of the matter.

                  (c) In the event that a sole arbitrator is not selected pursuant to paragraph (a) or (b) above, the two arbitrators will, within 30 days after the appointment of the later of them to be appointed, select an additional arbitrator who shall act as the sole arbitrator of the dispute. After selection of such sole arbitrator, the initial arbitrators shall have no further role with respect to the dispute. In the event that the arbitrators so appointed do not, within 30 days after the appointment of the later of them to be appointed, agree on the selection of the sole arbitrator, any party involved in such dispute may apply to the U.S. District Court for the Southern District of Texas to select the sole arbitrator, which selection shall be made within 30 days after such application. Any arbitrator selected pursuant to this paragraph (c) shall be disinterested with respect to each of the parties and shall be reasonably competent in the applicable subject matter.

                  (d) The sole arbitrator selected pursuant to paragraph (a),
(b) or (c) above will set a time for the hearing of the matter, which will commence no later than 90 days after the date of appointment of the sole arbitrator pursuant to paragraph (a), (b) or (c) above and which hearing will be no longer than 30 days (unless in the judgment of the arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The final decision of such arbitrator will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing.

                  (e) The place of any arbitration hereunder will be Houston, Texas, unless otherwise agreed by the parties.

         6.5 HEARINGS. Within the time period specified in Section 6.4(d), the matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both the parties. If the arbitrator deems it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator may, in his or her discretion, set time and other limits on the presentation of each party's case, its memoranda or other submissions, and refuse to receive any proffered evidence, which the arbitrator, in his or her discretion, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the procedures of [CPR Institute for Dispute Resolution ("CPR")]. The decision of the arbitrator will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum, subject to any maximum amount permitted by applicable law. To the extent that the provisions of this Agreement and the prevailing rules of the [CPR] conflict, the provisions of this Agreement shall govern.

         6.6 DISCOVERY AND CERTAIN OTHER MATTERS.

                  (a) Any party involved in a dispute subject to this Article VI may request limited document production from the other party or parties of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery (which right to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously and shall not cause the hearing provided for in
Section 6.5 to be adjourned except upon consent of all parties involved in the applicable dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of the parties involved in the applicable dispute. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the arbitrator for resolution. All discovery requests will be subject to the parties' rights to claim any applicable privilege. The arbitrator will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

                  (b) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Ancillary Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award punitive or treble damages (provided that this clause (ii) shall not limit the award of damages for any Losses). It is the intention of the parties that in rendering a decision the arbitrator give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator's award).

                  (c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

                  (d) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney's fees and other costs and expenses, including the costs of witnesses selected by such party.

         6.7 CERTAIN ADDITIONAL MATTERS.

                  (a) Any arbitration award shall be an award with a holding for or against a party and shall include findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall include a statement of the reasoning on which the award rests. The award must also be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

                  (b) Prior to the time at which an arbitrator is appointed pursuant to Section 6.4, any party may seek one or more temporary restraining orders or other injunctive relief in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor the grant or denial of, any such temporary restraining order or other injunctive relief shall be deemed a waiver of the obligation to arbitrate as set forth herein, and the arbitrator may dissolve, continue or modify any such order. Any such temporary restraining order or other injunctive relief shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrator.

                  (c) Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Section 7.13 and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

                  (d) In the event that at any time the sole arbitrator shall fail to serve as an arbitrator for any reason, the parties shall select a new arbitrator who shall be disinterested as to the parties and the matter in accordance with the procedures set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the replacement arbitrator.

         6.8 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VI with respect to all matters not subject to such dispute, controversy or claim.

         6.9 LAW GOVERNING ARBITRATION PROCEDURES. The interpretation of the provisions of this Article VI, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 8.3.

                                   ARTICLE VII

                           COVENANTS AND OTHER MATTERS

         7.1 OTHER AGREEMENTS. In addition to the specific agreements, documents and instruments annexed to this Agreement, Transocean, Transocean Holdings and TODCO agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be reasonably requested and necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

         7.2 FURTHER INSTRUMENTS. At the request of any of TODCO, Transocean Holdings or Transocean and without further consideration, the other party will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the requesting party and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the requesting party and its Subsidiaries and confirm the requesting party's and its Subsidiaries' title to all of the assets, rights and other things of value contemplated to be transferred to the requesting party and its Subsidiaries pursuant to this Agreement, the Ancillary Agreements, any documents referred to therein and any Prior Transfers, to put the requesting party and its Subsidiaries in actual possession and operating control thereof and to permit the requesting party and its Subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of any of TODCO, Transocean Holdings or Transocean and without further consideration, the other party will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to the requesting party and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting party may reasonably deem necessary or desirable in order to have the other party fully and unconditionally assume and discharge the Liabilities contemplated to be assumed by such party under this Agreement, any Ancillary

Agreement, any document in connection herewith or the Prior Transfers and to relieve the TODCO Group or the Transocean Group, as applicable, of any liability or obligation with respect thereto and evidence the same to third parties. Neither Transocean, Transocean Holdings nor TODCO shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees. Furthermore, each party, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby or by the Prior Transfers.

         7.3 PROVISION OF CORPORATE RECORDS.

                  As soon as practicable after the IPO Closing Date, subject to the provisions of this Section 7.3, and subject to the provisions of the Transition Services Agreement, Transocean shall use all reasonable commercial efforts to deliver or cause to be delivered to TODCO all TODCO Books and Records in the possession of Transocean or any of its Subsidiaries, and TODCO shall use all reasonable commercial efforts to deliver or cause to be delivered to Transocean all Transocean Books and Records in the possession of TODCO or any of its Subsidiaries. The foregoing shall be limited by the following:

                  (a) To the extent any document (including computer tape) can be subdivided without unreasonable effort or cost into two portions, one of which constitutes an TODCO Book and Record and the other of which constitutes a Transocean Book and Record, such document (including computer tape) shall be so subdivided and the appropriate portions shall be delivered to the parties.

                  (b) "Reasonable commercial efforts" shall require only deliveries of (i) specific and discrete books and records or a reasonably limited class of items requested by the other party and (ii) specific and discrete books and records identified by either party in the ordinary course of business and determined by such party to be material to the other's business.

                  (c) Each party may retain copies of books and records delivered to the other, subject to holding in confidence in accordance with
Section 7.13 information contained in such books and records.

                  (d) Each party may in good faith refuse to furnish any Information if it believes in good faith that doing so could adversely affect its ability to successfully assert a claim of Privilege.

                  (e) Neither party shall be required to deliver to the other books and records or portions thereof which are subject to any Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, if requested by the other party, such party shall use its reasonable commercial efforts to seek a waiver of or other relief from such confidentiality restriction.

         7.4 AGREEMENT FOR EXCHANGE OF INFORMATION. Each of Transocean and TODCO agrees to provide, or cause to be provided, to each other as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any judicial proceeding or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, except in the case of a dispute subject to this Article VII brought by one party against another party (which shall be governed by such discovery rules as may be applicable under Article VII or otherwise), (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with the ongoing businesses of Transocean or TODCO as it relates to the conduct of such businesses on or prior to the Reduced Ownership Date, as the case may be; provided, however, that in the event that any party determines that any such provision of Information is reasonably likely to be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

                  (a) After the IPO Closing Date, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations, and (ii) each party shall as soon as reasonably practicable, provide, or cause to be provided, to the other party and its Subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

                  (b) Any Information owned by a party that is provided to a requesting party pursuant to this Section 7.4 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

                  (c) To facilitate the possible exchange of Information pursuant to this Section 7.4 and other provisions of this Agreement after the Reduced Ownership Date, each party agrees to use its reasonable commercial efforts to retain all Information in its respective possession or control on the Reduced Ownership Date substantially in accordance with its policies as in effect on the Reduced Ownership Date (which, for TODCO and its Subsidiaries, shall be deemed to be Transocean's policies). TODCO shall not amend its or its Subsidiaries' record retention policies on or prior to the Reduced Ownership Date without the consent of Transocean. Except as set forth in the Tax Sharing Agreement, in the event that TODCO amends its retention policy within three (3) years after the Reduced Ownership Date, TODCO must give thirty days' prior written notice of such change in the policy to Transocean. No party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the IPO Closing Date (other than Information that is permitted to be destroyed under the current record retention policy of such party) without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

                  (d) Except as otherwise provided for herein or in any Ancillary Agreement, no party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section is found to be inaccurate (including, without limitation, by misstatement or omission), in the absence of willful misconduct by the party providing such Information[; provided, that TODCO shall be strictly liable for any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all Information contained in Information supplied to Transocean in connection with its filings under the Securities Act and the Exchange Act, the preparation of its financial statements or the preparation of any other public disclosures (as well as for the failure to provide such Information)]. Except as provided in the foregoing sentence, no party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 7.4(c).

                  (e) The rights and obligations granted under this Section 7.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

                  (f) Each party hereto shall, except in the case of a dispute subject to Article VI brought by one party against another party (which shall be governed by such discovery rules as may be applicable under Article VI or otherwise), use its reasonable commercial efforts to make available to each other party, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of such party for fact finding, consultation and interviews and as witnesses to the extent such Persons may reasonably be required in connection with any Actions (other than Actions in which both Transocean or any of its Subsidiaries, on the one hand, and TODCO or any of its Subsidiaries, on the other hand, as the case may be, are parties and may reasonably be adverse to one another in such Action) in which the requesting party may from time to time be involved relating to the conduct of the TODCO Business or the Transocean Business and (ii) any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any judicial proceeding or other proceeding in which the requesting party may from time to time be involved, regardless of whether such judicial proceeding or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

         7.5 AUDITORS AND AUDITS; ANNUAL, QUARTERLY AND MONTHLY STATEMENTS AND ACCOUNTING.

                  (a) Each party agrees that, for so long as Transocean and its Subsidiaries own 50% or more of the voting power of the outstanding shares of TODCO Voting Stock, and with respect to any financial reporting period during which TODCO was a Subsidiary of Transocean:

                           (i) To the extent permitted by law, TODCO shall not
                  select a different accounting firm than the firm selected by Transocean to audit its financial statements to serve as its independent certified public accountants (the "TODCO Auditors") for purposes of providing an opinion on its consolidated financial statements without Transocean's prior written consent (which may be withheld in its sole discretion).

                           (ii) TODCO shall use its reasonable commercial
                  efforts to enable the TODCO Auditors to complete their audit such that they will date their opinion on TODCO's audited annual financial statements on the same date that the Transocean Auditors date their opinion on Transocean's audited annual financial statements, and to enable Transocean to meet its timetable for the printing, filing and public dissemination of Transocean's annual financial statements. TODCO shall use its reasonable commercial efforts to enable the TODCO Auditors to complete their quarterly review procedures such that they will provide clearance on TODCO' quarterly financial statements [on the same date] that the Transocean Auditors provide clearance on Transocean's quarterly financial statements.

                           (iii) TODCO shall provide to Transocean financial
                  information or documents in the possession of TODCO or any of its Subsidiaries as Transocean may reasonably request, and TODCO shall provide to Transocean on a monthly basis management and periodic reports related to any such financial information. In addition, TODCO shall provide to Transocean on a timely basis all Information that Transocean requires, in its sole discretion, to meet its schedule for the preparation, printing, filing and public dissemination of Transocean's annual and quarterly financial statements. Without limiting the generality of the foregoing, TODCO shall provide all required financial information with respect to TODCO and its Subsidiaries to the TODCO Auditors in a sufficient and reasonable time and in sufficient detail to permit the TODCO Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the Transocean Auditors with respect to Information to be included or contained in Transocean's annual and quarterly financial statements, and TODCO shall provide to Transocean within seven business days after the end of each quarter and of each fiscal year, the unaudited balance sheet, income statement and statement of cash flows of TODCO and its Subsidiaries as at the end of such period. Transocean shall provide to TODCO on a timely basis all Information that TODCO reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of TODCO's annual and quarterly financial statements. Without limiting the generality of the foregoing, Transocean will provide all required financial Information with respect to Transocean and its Subsidiaries to the Transocean Auditors in a sufficient and reasonable time and in sufficient detail to permit the Transocean Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the TODCO Auditors with respect to Information to be included or contained in TODCO's annual and quarterly financial statements.

                           (iv) TODCO shall authorize the TODCO Auditors to make
                  available to the Transocean Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of TODCO and work papers related to the annual audits and quarterly reviews of TODCO, in all cases within a reasonable time prior to the TODCO Auditors' opinion date, so that the Transocean Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the TODCO Auditors as it relates to the Transocean Auditors' report on Transocean's financial statements, all within sufficient time to enable Transocean to meet its timetable for the printing, filing and public dissemination of Transocean's annual and quarterly statements. Similarly, Transocean shall authorize the Transocean Auditors to make available to the TODCO Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of Transocean and work papers related to the annual audits and quarterly reviews of Transocean, in all cases within a reasonable time prior to the Transocean Auditors' opinion date, so that the TODCO Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Transocean Auditors as it relates to the TODCO Auditors' report on TODCO's financial statements, all within sufficient time to enable TODCO to meet its timetable for the printing, filing and public dissemination of TODCO's annual and quarterly financial statements.

                           (v) TODCO may not change its accounting principles or
                  practices if a change in such accounting principles or practices would be required to be disclosed in TODCO's financial statements as filed with the SEC or otherwise publicly disclosed therein without the prior written consent of Transocean, except for changes which are required by GAAP and as to which there is no discretion on the part of TODCO, if the TODCO Auditors concur with such changes prior to their implementation. TODCO shall give Transocean as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or, subject as aforesaid, accounting principles from those in effect on the IPO Closing Date. TODCO will consult with Transocean and, if requested by Transocean, TODCO will consult with the Transocean Auditors with respect thereto.

                           (vi) TODCO shall change its accounting principles or
                  practices if Transocean changes its accounting principles or practices in order to maintain the same accounting principles and practices as Transocean regardless of whether or not such a change in its accounting principles or practices would be required to be disclosed in TODCO's financial statements as filed with the SEC or otherwise publicly disclosed therein; provided that the TODCO Auditors concurred with such change prior to its implementation. Transocean shall give TODCO as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates, accounting principles or accounting practices from those in effect on the IPO Closing Date.

                  Transocean will consult with TODCO and, if requested by TODCO, Transocean will consult with TODCO's Auditors with respect thereto.

                           (vii) Nothing in Sections 7.4 and 7.5 shall require
                  TODCO to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that TODCO is required under Sections 7.4 and 7.5 to disclose any such information, TODCO shall use all commercially reasonable efforts to seek to obtain such third party's consent to the disclosure of such information. Similarly, nothing in Sections 7.4 and 7.5 shall require Transocean to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that Transocean is required under Sections 7.4 and 7.5 to disclose any such information, Transocean shall use all commercially reasonable efforts to seek to obtain such third party's consent to the disclosure of such information.

                  (b) [For so long as Transocean beneficially owns shares representing 20% or more of the voting power of the outstanding share of TODCO Voting Stock (i) TODCO will furnish Transocean within seven business days after the end of each quarter and of each fiscal year, the unaudited balance sheet, income statement and statement of cash flows of TODCO and its Subsidiaries as at the end of such period, (ii) TODCO shall furnish to Transocean such financial information or documents in the possession of TODCO and any of its Subsidiaries as Transocean may reasonably request, (iii) TODCO shall furnish to Transocean on a monthly basis such management and other periodic reports related to financial information in the form and substance consistent with the practice of TODCO as of the date of this Agreement and (iv) TODCO shall furnish to Transocean the consolidated balance sheet, consolidated income statement and consolidated statement of cash flows, if any, of TODCO and its Subsidiaries as at the end of each such quarterly and annual period in the form and substance consistent with the practice of TODCO as of the date of this Agreement.]

         7.6 AUDIT RIGHTS. To the extent any member of the Transocean Group provides goods or services to any member of the TODCO Group or any member of the TODCO Group provides goods or services to a member of the Transocean Group under this Agreement or under any Ancillary Agreement, the company providing such goods or services (the "Providing Company") shall maintain complete and accurate books and records relating to costs and charges made to the company receiving such goods and services (the "Receiving Company"). Books and accounts shall be maintained in accordance with U.S. generally accepted accounting principles, consistently applied. Upon 60 days' notice, the Receiving Company shall be entitled to audit the Providing Company's books and records related to the goods and services provided, using its own personnel or personnel from its independent auditing firm. Discrepancies identified as a result of any audit shall be promptly reconciled between the parties in accordance with any provisions of the Ancillary Agreement or, if no such provision is applicable, in accordance with the dispute resolution provisions of this Agreement. Any charge which is not questioned by the Receiving Company within the calendar year after the charge was rendered shall be deemed incontestable.

         7.7 PRESERVATION OF LEGAL PRIVILEGES.

                  (a) Transocean and TODCO recognize that the members of their respective Groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal protection ("Privilege"). Each party recognizes that it shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain and use for its own benefit all such information and advice, but both parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other party's interest. Transocean and TODCO agree that their respective rights and obligations to maintain, preserve, assert or waive any or all Privileges belonging to either party with respect to the TODCO Business or the Transocean Business shall be governed by the provisions of this Section 7.7. With respect to matters relating to the Transocean Business, Transocean shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and TODCO shall take no action (or permit any of its Subsidiaries to take action) without the prior written consent of Transocean that could result in any waiver of any Privilege that could be asserted by Transocean or any of its Subsidiaries under applicable Law and this Agreement. With respect to matters relating to the TODCO Business, TODCO shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Transocean shall take no action (or permit any of its Subsidiaries to take action) without the prior written consent of TODCO that could result in any waiver of any Privilege that could be asserted by TODCO or any of its Subsidiaries under applicable Law and this Agreement. The rights and obligations created by this Section 7.7 shall apply to all Information as to which Transocean or TODCO or their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Separation ("Privileged Information"). Privileged Information of Transocean includes but is not limited to (i) any and all Information existing prior to the Separation regarding the Transocean Business but which after the Separation is in the possession of TODCO or any of its Subsidiaries; (ii) all communications subject to a Privilege occurring prior to the Separation between counsel for Transocean or any of its Subsidiaries (including in-house counsel and former in-house counsel who are employees of TODCO) and any person who, at the time of the communication, was an employee of Transocean or any of its Subsidiaries, regardless of whether such employee is or becomes an employee of TODCO or any of its Subsidiaries; and (iii) all Information generated, received or arising after the IPO Closing Date that refers or relates to Privileged Information generated, received or arising prior to the IPO Closing Date. Privileged Information of TODCO includes but is not limited to (i) any and all Information generated prior to the Separation regarding the TODCO Business but which after the Separation is in the possession of Transocean or any of its Subsidiaries; (ii) all communications subject to a Privilege occurring prior to the Separation between counsel for TODCO or any of its Subsidiaries (including in-house counsel and former in-house counsel who are employees of Transocean or its Subsidiaries) and any person who, at the time of the communication, was an employee of TODCO or any of its Subsidiaries, regardless of whether such employee is or becomes an employee of Transocean or any of its Subsidiaries; and (iii) all Information generated, received or arising after the IPO Closing Date that refers or relates to Privileged Information generated, received or arising prior to the IPO Closing Date.

                  (b) Upon receipt by Transocean or TODCO, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Transocean or TODCO, as the case may be, obtains knowledge that any current or former employee of Transocean or TODCO, as the case may be, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Transocean or TODCO, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 7.7 or otherwise to prevent the production or disclosure of Privileged Information. Transocean or TODCO, as the case may be, will not produce or disclose to any third party any of the other's Information covered by a Privilege under this Section 7.7 unless (A) the other has provided its express written consent to such production or disclosure, or
(B) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

                  (c) Transocean's transfer of TODCO Books and Records and other Information to TODCO, Transocean's agreement to permit TODCO to obtain Information existing prior to the Separation, TODCO's transfer of Transocean Books and Records and other Information and TODCO's agreement to permit Transocean to obtain Information existing prior to the Separation are made in reliance on Transocean's and TODCO's respective agreements, as set forth in
Section 7.13 and this Section 7.7, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Transocean or TODCO, as the case may be. The access to Information being granted pursuant to Section 7.3 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.4(f) hereof and the disclosure to TODCO and Transocean of Privileged Information relating to the TODCO Business or the Transocean Business pursuant to this Agreement in connection with the Separation shall not be asserted by Transocean or TODCO to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 7.7 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Transocean and TODCO in, or the obligations imposed upon Transocean and TODCO by, this Section 7.7.

         7.8 PAYMENT OF EXPENSES. Transocean or Transocean Holdings shall pay all underwriting fees, discounts and commissions and any transfer Taxes and any other direct costs incurred in connection with the IPO. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the Separation and the IPO, all other out-of-pocket costs and expenses of the parties hereto in connection with the preparation of this Agreement and the Ancillary Agreements, the Separation and the IPO shall be paid by Transocean or Transocean Holdings.

         7.9 GOVERNMENTAL APPROVALS. The parties acknowledge that certain of the transactions contemplated by this Agreement and the Ancillary Agreements are subject to certain conditions established by applicable government regulations, orders and approvals ("Existing Authority"). The parties intend to implement this Agreement, the Ancillary Agreements and the transactions contemplated thereby consistent with and to the extent permitted by Existing Authority and to cooperate toward obtaining and maintaining in effect such Governmental

Approvals as may be required in order to implement this Agreement and each of the Ancillary Agreements as fully as possible in accordance with their respective terms. To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement require any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

         7.10 LETTERS OF CREDIT. After the IPO Closing Date, if any letters of credit, financial or surety bonds issued by third parties or other similar financial instruments issued by third parties (collectively, "Surety Instruments") for the account of TODCO or any of its Subsidiaries issued on behalf of or for the benefit of the Transocean Business remain outstanding, or if any Surety Instruments for the account of Transocean or any of its Subsidiaries issued on behalf of or for the benefit of the TODCO Business remain outstanding, the party benefiting from the Surety Instruments shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to replace such Surety Instruments as promptly as practicable with substantially similar Surety Instruments issued for its own account or the account of any of its Subsidiaries. Following the IPO Closing Date, (i) the party benefiting from such Surety Instruments shall indemnify and hold harmless the other party's Group for any Losses arising from or relating to such unreplaced Surety Instruments as set forth on Section 3.3 or 3.4, as applicable, and (ii) the party benefiting from such Surety Instruments shall not, and shall not permit any of its Subsidiaries to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation in connection with which the other party or any of its Subsidiaries has issued, or caused to be issued, any Surety Instruments which remain outstanding. The parties hereto agree that neither party nor any of its respective Subsidiaries will have any obligation to renew any Surety Instruments issued on behalf of a member of the other party's Group after the expiration of any such Surety Instruments, provided that nothing in this Section 7.10 shall prevent a party from renewing any Surety Instrument.

         7.11 GUARANTEE OBLIGATIONS.

                  (a) Transocean and TODCO shall cooperate and TODCO shall use its reasonable best efforts to terminate, or to cause TODCO, one of its Subsidiaries, or one of its Affiliates to be substituted in all respects for Transocean and any of its Subsidiaries in respect of, all obligations of Transocean or any of its Subsidiaries under any loan, financing, lease, contract or other obligation (other than Surety Instruments governed by Section 7.10) in existence as of the IPO Closing Date pertaining to the TODCO Business for which Transocean or any of its Subsidiaries is or may be liable as guarantor, but excluding Shared Contracts ("Transocean Guarantees"). If such a termination or substitution is not effected by the IPO Closing Date, (i) TODCO shall indemnify and hold harmless the Transocean Group for any Losses arising from or relating to Transocean Guarantees, and (ii) neither Transocean nor any of its Subsidiaries will have any obligation to renew any Transocean Guarantees after the expiration of such Transocean Guarantees. To the extent that Transocean or any of its Subsidiaries have performance obligations under any Transocean Guarantee, TODCO will use reasonable best efforts to (i) perform such obligations on behalf of Transocean and its Subsidiaries or (ii) otherwise take such action as requested by Transocean so as to put Transocean and its Subsidiaries in the same position as if TODCO, and not Transocean and its Subsidiaries, had performed or were performing such obligations.

                  (b) Transocean and TODCO shall cooperate and Transocean shall use its reasonable best efforts to terminate, or to cause Transocean, one of its Subsidiaries, or one of its Affiliates to be substituted in all respects for TODCO and any of its Subsidiaries in respect of, all obligations of TODCO or any of its Subsidiaries under any loan, financing, lease, contract or other obligation (other than Surety Instruments governed by Section 7.10) in existence as of the IPO Closing Date pertaining to the Transocean Business for which TODCO or any of its Subsidiaries is or may be liable as guarantor, but excluding Shared Contracts ("TODCO Guarantees"). If such a termination or substitution is not effected by the IPO Closing Date, (i) Transocean shall indemnify and hold harmless the TODCO Group for any Losses arising from or relating to TODCO Guarantees, and (ii) neither TODCO nor any of its Subsidiaries will have any obligation to renew any TODCO Guarantees after the expiration of such TODCO Guarantees. To the extent that TODCO or any of its Subsidiaries have performance obligations under any TODCO Guarantee, Transocean will use reasonable best efforts to (i) perform such obligations on behalf of TODCO and its Subsidiaries or (ii) otherwise take such action as requested by TODCO so as to put TODCO and its Subsidiaries in the same position as if Transocean, and not TODCO and its Subsidiaries, had performed or were performing such obligations.

                  (c) To the extent covenants and agreements contained in any loan or credit agreement or other financing document in effect on the date of this Agreement to which any member of the Transocean Group is a party require, or require such party to cause, any member of the TODCO Group to take or refrain from taking any action, or provides for a default or event of default if any member of the TODCO Group takes or refrains from taking any action, such member of the TODCO Group shall at all times prior to the Reduced Ownership Date, take or refrain from taking any such action as would result in a breach or violation of, or a default under, such agreement.

         7.12 CERTAIN NON-COMPETITION PROVISIONS.

                  (a) As an essential consideration for the obligations of Transocean Holdings and Transocean under this Agreement, including obligations in connection with any Prior Transfers and the Separation, and in contemplation of the disposition by Transocean and Transocean Holdings of shares of TODCO Common Stock in the IPO, TODCO hereby agrees that for so long as the Transocean Group beneficially owns shares representing a majority of the voting power of all of the outstanding shares of TODCO Voting Stock, TODCO shall not, and it shall cause its Affiliates not to, engage in the following businesses and activities: (i) any offshore (including marine areas in which swamp drilling barges operate) contract drilling, workover, production or similar services for oil and gas wells using any type of drilling unit in any geographic location, including without limitation the following areas: offshore North America (including without limitation the Gulf of Mexico), offshore South America, offshore Europe (including without limitation the North Sea), offshore Africa, offshore Middle East (including without limitation the Mediterranean Sea, the Red Sea and the Persian Gulf), offshore India, offshore Asia (including without limitation Southeast Asia), offshore Australia and the Caspian Sea and (ii) without limiting the generality of the foregoing clause (i), the ownership, charter, lease, management or operation of any rigs or other equipment or assets used to provide the services, and conduct the business and activities, described above in clause (i); provided however, that this Section 7.12(a) shall not restrict TODCO and its Affiliates from engaging in any of the following businesses and activities: (A) contract drilling, workover, production or similar services for oil and gas wells using jackup, barge, platform or land rigs in the following geographic locations: U.S. onshore, U.S. inland water, U.S. Gulf of Mexico and offshore or onshore Mexico, Trinidad, Venezuela or Colombia and (B) without limiting the generality of the foregoing clause (A), the ownership, charter, lease, management or operation of the drilling units described above in clause (A) used to provide the services, and conduct the business and activities, described above in clause (A).

                  (b) It is the intention of each of the parties hereto that if any of the restrictions or covenants contained in this Section 7.12 is held by a court of competent jurisdiction to cover a geographic area or to be for a length of time that is not permitted by Law, or is in any way construed by a court of competent jurisdiction to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.12 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 7.12) as shall be valid and enforceable under such Law. TODCO acknowledges that any breach of the terms, conditions or covenants set forth in this Section 7.12 shall be competitively unfair and may cause irreparable damage to Transocean because of the special, unique, unusual and extraordinary character of Transocean's business, and Transocean's recovery of damages at law will not be an adequate remedy. Accordingly, each of the parties hereto agrees that for any breach of the terms, covenants or agreements of this Section 7.12, a restraining order or an injunction or both may be issued against such person, in addition to any other rights or remedies Transocean or Transocean Holdings may have.

         7.13 CONFIDENTIALITY.

                  (a) Transocean and TODCO shall hold and shall cause the members of the Transocean Group and the TODCO Group, respectively, to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all Confidential Information (as defined herein); provided, that the parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, Transocean or TODCO, as the case may be, will be responsible or (ii) to the extent any member of the Transocean Group or the TODCO Group is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause
(ii) above, Transocean or TODCO, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the party whose Confidential Information is required to be disclosed shall or shall cause the other party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 7.13, "Confidential Information" shall



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

mean all proprietary, technical or operational information, data or material of one party which, prior to or following the IPO Closing Date, has been disclosed by Transocean or members of the Transocean Group, on the one hand, or TODCO or members of the TODCO Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section
7.4 hereof or any other provision of this Agreement (except to the extent that such Information can be shown to have been (a) in the public domain through no fault of such party (or, in the case of Transocean, any other member of the Transocean Group or, in the case of TODCO, any other member of the TODCO Group) or (b) later lawfully acquired from other sources by the party (or, in the case of Transocean, such member of the Transocean Group or, in the case of TODCO, such member of the TODCO Group) to which it was furnished; provided, however, in the case of (b) that such sources did not provide such Information in breach of any confidentiality obligations).

                  (b) Notwithstanding anything to the contrary set forth herein,
(i) Transocean and the other members of the Transocean Group, on the one hand, and TODCO and the other members of the TODCO Group, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between Transocean or any other member of the Transocean Group, or TODCO or any other members of the TODCO Group, on the one hand, and any employee of Transocean or any other member of the Transocean Group, or TODCO or any other members of the TODCO Group, on the other hand, shall remain in full force and effect. Confidential Information of Transocean or any other member of the Transocean Group, on the one hand, or TODCO or any other member of the TODCO Group, on the other hand, in the possession of and used by the other as of the IPO Closing Date may continue to be used by such Person in possession of the Confidential Information in and only in the operation of the Transocean Business or the TODCO Business, as the case may be, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 7.13(a). Such continued right to use may not be transferred to any third party unless the third party purchases all or substantially all of the business and assets in which the relevant Confidential Information is used or employed in one transaction or in a series of related transactions. In the event that such right to use is transferred in accordance with the preceding sentence, the transferring party shall not disclose the source of the relevant Confidential Information.

         7.14 INSURANCE.

                  (a) Except as otherwise provided in any Ancillary Agreement, the parties intend by this Agreement that each member of the TODCO Group be successors-in-interest to all rights that such member of the TODCO Group may have as of the IPO Closing Date as a Subsidiary or Affiliate of Transocean prior to the IPO Closing Date under any Insurance policy in effect as of the date of this Agreement, including any rights such member of the TODCO Group may have as an insured or additional named insured, Subsidiary or Affiliate, to avail itself of any such policy of insurance as in effect prior to the IPO Closing Date. At the request of TODCO, Transocean shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however, that Transocean shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

                  (b) TODCO agrees that it will pay to Transocean the Insurance Premium Amount (as defined below) [per month] (prorated on a daily basis for any partial month) in respect of Insurance Policies under which any member of the TODCO Group will continue to have coverage following the date hereof during the period from the date hereof until the date on which all of the members of the TODCO Group cease to be insured parties under any Insurance Policies; provided that any portion of the Insurance Premium Amount shall be paid directly to any third party insurance broker, syndicate or company to the extent Transocean directs TODCO to do so. The Insurance Premium Amount shall be payable in arrears by the 10th day of the next succeeding month. The "Insurance Premium Amount" will initially equal $[ ] and will be adjusted in the event any member of the TODCO Group ceases to be an insured party under any Insurance Policy or in the event of any change in coverage of any member of the TODCO Group under any Insurance Policy, in each case to equal the TODCO Group's proportional share of the premiums thereunder as set forth on Schedule 1.43 with respect to Insurance Policies in effect as of the date of this Agreement and [based upon the actual third party costs of such coverage] with respect to any Insurance Policies issued after the date of this Agreement. In the event of any change in the terms of any Insurance Policy with respect to any member of the TODCO Group which increases the premiums with respect to such Insurance Policy, TODCO shall be responsible for all of such increase.

                  (c) The parties to this Agreement acknowledge that Transocean has notified TODCO of the renewal dates under each of the Insurance Policies in effect as of the date of this Agreement under which a member of the TODCO Group is entitled to coverage. Transocean shall notify TODCO of any change in such renewal dates and of the renewal dates under each Insurance Policy obtained after the date of this Agreement. TODCO will provide written notice to Transocean at least 120 days prior to the renewal date of any Insurance Policy (or, in the case of any D&O Policy, 60 days prior to such renewal date) if (l) TODCO desires that any member of the TODCO Group remain covered thereunder on the then existing terms of such Insurance Policy (an "Insurance Continuation Notice") or (2) TODCO desires that any member of the TODCO Group remain covered thereunder on the condition that changes are made to the terms of such Insurance Policy (a "Conditional Insurance Continuation Notice"), which changes shall be specified in reasonable detail in such Conditional Insurance Continuation Notice. In the event of a Conditional Insurance Continuation Notice, Transocean shall use its reasonable efforts to seek proposals for Insurance Policies reflecting such changes; provided that such changes do not affect the premiums attributable to or coverage for any member of the Transocean Group. In the event of any changes affecting the premiums attributable to or coverage for any member of the TODCO Group under any Insurance Policy as to which TODCO has delivered an Insurance Continuation Notice, Transocean shall promptly notify TODCO of such changes and TODCO shall promptly notify Transocean as to whether TODCO elects to withdraw such Insurance Continuation Notice.

                  (d) Nothing in this Agreement shall be deemed to restrict any member of the TODCO Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period; provided, however, that in the event any member of the TODCO Group desires to acquire any other insurance policy, TODCO shall notify Transocean at



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

least [45] days prior to the date such member of the TODCO Group acquires such insurance policy and in such event Transocean shall be permitted to terminate any coverage of any member of the TODCO Group under any Insurance Policies [for the same events as are covered by such insurance (it being understood and acknowledged that Transocean may terminate such coverage notwithstanding any differences in premiums, deductibles, limits or other terms)]. Transocean shall use its reasonable efforts to notify TODCO at least 45 days prior to the renewal date for any Insurance Policy (or, in the case of any D&O Policy, 30 days prior to such renewal date) as to which TODCO has delivered an Insurance Continuation Notice or a Conditional Insurance Continuation Notice of Transocean's election to not to renew coverage of any member of the TODCO Group and if Transocean receives proposed terms of coverage or other information after such date and Transocean elects not to renew such coverage, it shall promptly notify TODCO. Except as provided in paragraph (b) of this Section 7.14, Transocean shall not terminate coverage of any member of the TODCO Group under any Insurance Policy unless Transocean provides TODCO written notice of such termination at least 90 days prior to such termination and either (1) [__________] or (2) in the reasonable judgment of Transocean, claims or other actions by, or the inclusion of any, members of the TODCO Group under such Insurance Policies are reasonably likely to impact future insurance premiums or coverages for members of the Transocean Group.

                  (e) [To Come]

                  (f) [To Come]

                  (g) Each of the parties hereto acknowledges that members of the TODCO Group will cease to have coverage under the Insurance Policies in effect as of the date of this Agreement (and may cease to have coverage under any Insurance Policies obtained thereafter) at such time as the Transocean Group ceases to beneficially own shares representing a majority of the voting power of all of the outstanding shares of TODCO Voting Stock (in which case no prior notice shall be required). In no event shall Transocean, any other member of the Transocean Group or any Transocean Indemnitee have any liability or obligation whatsoever to any member of the TODCO Group in the event that any Insurance Policy or other contract or policy of insurance (1) shall be terminated or otherwise cease to be in effect for any reason (including without limitation in the event the Transocean Group ceases to beneficially own shares representing a majority of the voting power of all of the outstanding shares of TODCO Voting Stock (in which case no prior notice shall be required), but excluding the termination by Transocean of an Insurance Policy if Transocean does not validly provide notice of termination pursuant to paragraph (d) of this Section 7.14),
(2) shall be unavailable or inadequate to cover any Liability of any member of the TODCO Group for any reason whatsoever or (3) shall not be renewed or extended beyond the current expiration date.

                  (h) Transocean will be responsible for the administration of claims under the Insurance Policies with respect to members of the Transocean Group and for the administration of any Joint Claims and D&O Claims. TODCO will be responsible for the administration of claims under the Insurance Policies with respect to members of the TODCO Group other than Joint Claims and D&O Claims; provided that TODCO will inform Transocean of all claims with respect to members of the TODCO Group and will inform Transocean of the status and details thereof on a reasonable periodic basis. The parties to this Agreement understand and agree that administration of claims includes, without limitation, the administration of risk management functions and the delivery and receipt of insurance certificates to third parties, including clients and vendors. Each of TODCO and Transocean will share such information as is reasonably necessary in order to permit the other party to manage and conduct its insurance matters in an orderly fashion. TODCO will provide Transocean with any assistance that is reasonably necessary or beneficial in connection with Transocean's insurance matters.

                  (i) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Transocean Group in respect of any Insurance Policy or any other contract or policy of insurance.

                  (j) TODCO does hereby, for itself and each other member of the TODCO Group, agree that no member of the Transocean Group or any Transocean Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Transocean and its Affiliates as in effect at any time prior to the IPO Closing Date or at any time thereafter, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim, any action taken in connection with the administration of any claims or potential claim or otherwise.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE TRANSOCEAN GROUP OR THE TODCO GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE TO ANY OTHER MEMBER OF THE TRANSOCEAN GROUP OR THE TODCO GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.

         8.2 ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         8.3 GOVERNING LAW. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Texas as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.



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

         8.4 TERMINATION. This Agreement and all Ancillary Agreements may be terminated at any time prior to the IPO Closing Date by and in the sole discretion of Transocean without the approval of TODCO. This Agreement may be terminated at any time after the IPO Closing Date by mutual consent of Transocean and TODCO. In the event of termination pursuant to this Section, neither party shall have any liability of any kind to the other party.

         8.5 NOTICES. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or
(ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or other generally accepted means of electronic transmission, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii) or (iii)), addressed to the attention of the addressee's General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.

         8.6 COUNTERPARTS. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         8.7 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto.

         8.8 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and is not intended to confer upon any other Person except the parties hereto and their respective Subsidiaries any rights or remedies hereunder.

         8.9 SEVERABILITY. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         8.11 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

         8.12 AUTHORITY. Each of the parties hereto represents to the other that
(a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements to be executed and delivered on or prior to the IPO Closing Date, and (d) this Agreement and such Ancillary Agreements are legal, valid and binding obligations, enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         8.13 SPECIFIC PERFORMANCE. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or the parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

         8.14 CONSTRUCTION. This Agreement and the Ancillary Agreements shall be construed as if jointly drafted by TODCO and Transocean and no rule of construction or strict interpretation shall be applied against either party.

         8.15 INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated.



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

         8.16 CONFLICTING AGREEMENTS. In the event of conflict between this Agreement and any Ancillary Agreement executed in connection herewith, the provisions of such other agreement shall prevail.




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



         WHEREFORE, the parties have signed this Master Separation Agreement effective as of the date first set forth above.

                                          TRANSOCEAN INC.



                                          By:
                                               ---------------------------------
                                               Name:
                                                     ---------------------------
                                               Title:
                                                      --------------------------


                                          TRANSOCEAN HOLDINGS INC.



                                          By:
                                               ---------------------------------
                                               Name:
                                                     ---------------------------
                                               Title:
                                                      --------------------------

                                          TODCO



                                          By:
                                               ---------------------------------
                                               Name:
                                                     ---------------------------
                                               Title:
                                                      --------------------------



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